Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SWITCH, INC.,

SWITCH, LTD.,

SUNSHINE MERGER SUB, LTD.,

SUNSHINE BIDCO INC.,

and

SUNSHINE PARENT MERGER SUB INC.

Dated as of May 11, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 11, 2022, is by and among Switch, Inc., a Nevada corporation (the “Company”), Switch, Ltd., a Nevada limited liability company (“Company Ltd.”), Sunshine Merger Sub, Ltd., a Nevada limited liability company and a direct wholly owned Subsidiary of the Company (“Company Merger Sub”), Sunshine Bidco Inc., a Delaware corporation (“Parent”), and Sunshine Parent Merger Sub Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Parent Merger Sub”). Each of the Company, Company Ltd., Company Merger Sub, Parent, and Parent Merger Sub is referred to herein as a “party” and, collectively, the “parties.”

WITNESSETH:

WHEREAS, the parties intend that, upon to the terms and subject to the conditions set forth herein and in accordance with the NLLCA, NRS and NMA, as applicable, (a) at the date and time the LLC Merger (as defined below) becomes effective (the “LLC Merger Effective Time”), Company Merger Sub will be merged with and into Company Ltd. pursuant to the LLC Merger, with Company Ltd. continuing as the surviving entity of the LLC Merger and (b) simultaneously with the LLC Merger Effective Time, at the Effective Time (as defined below), Parent Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity;

WHEREAS, pursuant to the Amended and Restated Articles of Incorporation (the “Company Articles”) of the Company, the outstanding shares of Company Class B Common Stock equal the number of Company Ltd. Common Units;

WHEREAS, pursuant to the Company Articles and the Fifth Amended and Restated Operating Agreement of Company Ltd. (the “Company Ltd. Operating Agreement”), the Company Class B Common Stock may be owned only by Permitted Class B Owners (as defined in the Company Articles) and only in a number equal to the aggregate number of Company Ltd. Common Units owned by each such Permitted Class B Owner;

WHEREAS, pursuant to the Merger and the LLC Merger, respectively, each outstanding share of Company Class A Common Stock (other than shares of Excluded Company Common Stock) and each Company Ltd. Common Unit (other than Excluded Company Ltd. Common Units and Rollover Company Ltd. Units) shall be converted into the right to receive the Merger Consideration and each share of Company Class B Common Stock shall be cancelled for no consideration, subject to (i) the right of the holder of any related Company Ltd. Common Unit to receive the Merger Consideration and (ii) applicable Law in the case of Dissenting Shares;

WHEREAS, the Company Board (i) established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement, the Mergers and the other transactions contemplated hereby and (ii) resolved not to approve or implement any transaction of the type contemplated by this Agreement without the prior recommendation of the Special Committee;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended that the Company Board (A) approve this Agreement and the transactions contemplated hereby, including the Mergers, and (B) subject to Section 5.3, recommend approval of the Mergers and this Agreement to the Company’s stockholders (this clause (iii), the “Special Committee Recommendation”);

WHEREAS, each of the Company Board, acting upon the Special Committee Recommendation, and the manager of Company Ltd., as applicable, has (i) duly authorized and approved the execution, delivery and performance by the Company, Company Ltd., and Company Merger Sub of this Agreement and the consummation by the Company, Company Ltd., and Company Merger Sub of the transactions contemplated hereby, (ii) declared this Agreement and the transactions contemplated hereby, including the LLC Merger and the Merger, to be advisable and in the best interests of the Company, Company Ltd., and Company Merger Sub, respectively, and their respective shareholders or equity holders, as applicable, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the Merger be submitted for consideration at a special meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders approve the Merger;

WHEREAS, the board of directors of Parent, as the sole stockholder of Parent Merger Sub, have approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the LLC Merger and the Merger, to be advisable and in the best interests of Parent, Parent Merger Sub and its respective shareholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of (a) the Company, in its capacities as the manager of Company Ltd., as the member of the Company Ltd. owning a majority of the Company Ltd. Common Units, and the sole member of Company Merger Sub, and (b) Parent, in its capacity as sole stockholder of Parent Merger Sub, have taken all actions required for the execution of this Agreement by Company Ltd., Company Merger Sub, and Parent Merger Sub, respectively, and to approve the consummation by Company Ltd., Company Merger Sub, and Parent Merger Sub, respectively, of the transactions contemplated hereby, including the LLC Merger and the Merger, as applicable;

WHEREAS, prior to, but effective upon, the execution and delivery of this Agreement, the Company and certain members of Company Ltd. entitled to benefits under the Tax Receivable Agreement have entered into that certain Tax Receivable Agreement Amendment No. 1 (the “TRA Amendment”), which provides for, among other things, a termination payment in exchange for the termination of the Tax Receivable Agreement upon the earlier of (i) the closing of a Change of Control (as defined therein) or (ii) December 31, 2022, and, in connection therewith, certain TRA Amendment Support Agreement and Proxy agreements (the “TRA Support Agreements”);

WHEREAS, Parent and certain stockholders of the Company have entered into Voting and Support Agreements, each dated as of the date hereof (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, such stockholder will support the Mergers and the other transactions contemplated hereby, including by voting to adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Parent Merger Sub to enter into this Agreement, certain Company Ltd. Minority Partners (the “Rollover Members”) are entering into rollover agreements (each, a “Rollover and Contribution Agreement”) with Parent and the Company, pursuant to which each Rollover Member will agree, subject to the terms and conditions set forth therein to contribute a portion of such Rollover Members’ Company Ltd. Common Units as set forth in the Rollover and Contribution Agreement (the “Rollover Company Ltd. Units”) to Parent or one or more of its parent entities, in exchange of equity interests of Parent or one or more of its parent entities in a transaction intended to be governed for U.S. federal income tax purposes under Sections 351 and/or 721 of the Code; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of DigitalBridge Partners II, LP and Conyers Trust Company (Cayman) Limited (as trustee for IFM Global Infrastructure Fund) (each, a “Guarantor”) has duly executed and delivered to the Company a guarantee, dated as of the date of this Agreement, in favor of the Company (each, a “Guarantee” and collectively, the “Guarantees”), pursuant to which, subject to the terms set forth therein, such Guarantor is guaranteeing its pro rata portion of the obligation of Parent to pay the Parent Termination Fee if and when due in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) The LLC Merger.

(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with Nevada Revised Statutes Chapter 86 — Limited Liability Companies (the “NLLCA”) and Nevada Revised Statutes Chapter 92A – Mergers, Conversions, Exchanges and Domestications (the “NMA”), at the LLC Merger Effective Time, Company Merger Sub shall be merged with and into Company Ltd. (the “LLC Merger”), the separate existence of Company Merger Sub shall cease, and Company Ltd. shall continue as the surviving entity in the LLC Merger (“Surviving Company Ltd.”) and a wholly owned Subsidiary of the Company. The LLC Merger will have the effects provided in this Agreement and as set forth in the NLLCA and the NMA.

(ii) The parties shall cause the LLC Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (as defined below) articles of merger with respect to the LLC Merger (the “LLC Articles of Merger”) with the Nevada Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the NLLCA and the NMA in connection with the LLC Merger. The LLC Merger shall become effective at the time that the LLC Articles of Merger has been accepted for filing by the Nevada Secretary of State or at such other date and time as may be agreed to by the Company and Parent and specified in the LLC Articles of Merger, it being understood and agreed that the parties shall cause the LLC Merger Effective Time to occur promptly following the Effective Time.

(b) The Merger.

(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with Nevada Revised Statutes Chapter 78 (the “NRS”) and the NMA, at the Effective Time (as defined below), Parent Merger Sub shall be merged with and into the Company (the “Merger” and together with the LLC Merger, the “Mergers”). As a result of the Merger, the separate existence of Parent Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent. The Merger will have the effects provided in this Agreement and as set forth in the NMA.

(ii) The parties shall cause the Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (A) articles of merger for the Merger (the “Articles of Merger”) with the Nevada Secretary of State in such form as required by, and executed in accordance with the relevant provisions of, the NMA and (B) any other filings, recordings or publications required, if any, under the NMA and NRS in connection with the Merger. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the Nevada Secretary of State, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record) as may be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”), but in any event prior to the LLC Merger.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) on, if on the date that is five (5) Business Days prior to the scheduled date of the Company Stockholders’ Meeting all of the conditions to Closing (other than the Company Stockholder Approval and those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the fifth (5th) Business Day following the date of receipt of the Company Stockholder Approval (so long as on such date all conditions to the Closing set forth in Article VI continue to be satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing)), (b) on, if all circumstances other than those described in clause (a), the tenth (10th) Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, or (c) at such other place, date and time as the Company and Parent may agree in writing. The Closing shall take place by electronic exchange of signatures and documents, unless otherwise agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Organizational Documents.

(a) At the Effective Time, the articles of incorporation of Parent Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be Switch, Inc.; and provided, that the articles of incorporation of the Surviving Company shall contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the Company Articles.

(b) At the Effective Time, the bylaws of Parent Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be Switch, Inc.; and provided, that the bylaws of the Surviving Company shall contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the bylaws of the Company.

(c) At the LLC Merger Effective Time, the Company Ltd. Operating Agreement, as in effect immediately prior to the LLC Merger Effective Time, shall be the operating agreement of Surviving Company Ltd., with such changes as may be agreed in writing between the Company and Parent prior to the LLC Merger Effective Time, until thereafter amended in accordance with the provisions thereof and applicable Law. Promptly following the LLC Merger Effective Time, Parent shall execute and deliver to Surviving Company Ltd. such documents or instruments as may be required to effect its admission as the sole member of Surviving Company Ltd., and it shall thereafter be admitted to Surviving Company Ltd. as the sole member of Company Ltd. at the LLC Merger Effective Time.

Section 1.4 Directors and Officers.

(a) From and after the Effective Time, (i) the directors of Parent Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, and, in each case, shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company.

(b) From and after the LLC Merger Effective Time, (i) the manager of Company Ltd. immediately prior to the LLC Merger Effective Time shall be the manager of Surviving Company Ltd. until the Effective Time, and from and after the Effective Time, the Surviving Company shall be the manager of Surviving Company Ltd., and (ii) the officers and authorized signatories of Company Merger Sub immediately prior to the LLC Merger Effective Time shall be the officers and authorized signatories of Surviving Company Ltd. until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the operating agreement of Surviving Company Ltd.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect of Merger on Capital Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:

(a) Company Class A Common Stock. Subject to Section 2.1(d), each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Company Common Stock (as defined below)) shall be automatically converted into and shall thereafter represent only the right to receive $34.25 in cash, without interest (the “Merger Consideration”). As a result of the Merger, as of the Effective Time, all shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist as shares of Company Class A Common Stock, and each evidence of shares in book-entry form previously evidencing shares of Company Class A Common Stock immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing shares of Company Class A Common Stock immediately prior to the Effective Time shall thereafter represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest.

(b) Excluded Company Common Stock. Each share of Company Class A Common Stock that is owned by the Company as treasury stock or by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Company Common Stock”) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as shares of Company Class A Common Stock, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Parent Merger Sub Common Stock. Each share of common stock, no par value per share, of Parent Merger Sub (the “Parent Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, following the Effective Time, be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share of the Surviving Company.

(d) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the shares of outstanding Company Class A Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.2 Effect on LLC Interests and Cancellation of Company Class B Common Stock. As of the Effective Time, by virtue of the Merger (with respect to the Company Class B Common Stock), and as of the LLC Merger Effective Time, by virtue of the LLC Merger (with respect to the Company Ltd. Common Units) and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:

(a) Company Ltd. Common Units. Subject to Section 2.2(f), each Company Ltd. Common Unit issued and outstanding immediately prior to the LLC Merger Effective Time (other than any Excluded Company Ltd. Common Unit and any Rollover Company Ltd. Unit), and all rights in respect thereof, shall be automatically converted into and shall thereafter represent only the right to receive the Merger Consideration. As a result of the LLC Merger, as of the LLC Merger Effective Time, all Company Ltd. Common Units issued and outstanding immediately prior to the LLC Merger Effective Time owned by a Company Ltd. Minority Partner (other than any Rollover Company Ltd. Unit) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of such Company Ltd. Common Units in book-entry form previously evidencing such Company Ltd. Common Units immediately prior to the LLC Merger Effective Time (the “Company Book-Entry Ltd. Common Units”) and each certificate previously representing such Company Ltd. Common Units immediately prior to the LLC Merger Effective Time (the “Company Ltd. Common Unit Certificates”) shall thereafter represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest.

(b) Company Class B Common Stock. As of the Effective Time, each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of Company Class B Common Stock shall cease to have any rights with respect thereto, subject to (i) the right of the holder of any related Company Ltd. Common Unit (other than any Rollover Member with respect to its Rollover Company Ltd. Units) to receive the Merger Consideration and (ii) applicable Law in the case of Dissenting Shares.

(c) Excluded and Rollover Company Ltd. Common Units. Each Company Ltd. Common Unit owned, directly or indirectly, by the Company or any of its Subsidiaries immediately prior to the LLC Merger Effective Time (collectively, “Excluded Company Ltd. Common Units”) and each Rollover Company Ltd. Unit shall be unaffected by the LLC Merger and shall remain outstanding as a unit of the Surviving Company Ltd.

(d) Treatment of Company Merger Sub Units. Subject to Section 2.2(c), each unit of Company Merger Sub issued and outstanding immediately prior to the LLC Merger Effective Time shall be automatically exchanged for a number of units of the Surviving Company Ltd. equal to the number of Company Ltd. Common Units (other than Excluded Company Ltd. Common Units and Rollover Company Ltd. Units) issued and outstanding immediately prior to the LLC Merger Effective Time.

(e) Full Satisfaction. The Merger Consideration issuable in accordance with the terms of this Section 2.2 shall be in full satisfaction of all rights and privileges pertaining to the Company Ltd. Common Units and any other equity interests of Company Ltd. and the corresponding shares of Company Class B Common Stock.

(f) Certain Adjustments. If, between the date of this Agreement and the LLC Merger Effective Time, the units or shares of outstanding Company Ltd. Common Units or Company Class B Common Stock shall have been changed into a different number of units or shares or a different class of units or shares by reason of any unit or stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, on or prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, cash sufficient to pay the aggregate Merger Consideration issuable pursuant to Section 2.1(a) and Section 2.2(a) in exchange for such Company Certificates and Company Book-Entry Securities. Such cash so deposited is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Parent and the Surviving Company shall cause the Exchange Agent to mail to each holder of record of (x) one or more Company Ltd. Common Unit Certificates as of immediately prior to the LLC Merger Effective Time or (y) one or more Company Common Stock Certificates as of immediately prior to the Effective Time, (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other customary provisions as Parent may reasonably specify and are reasonably acceptable to the Company, and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash consideration issuable pursuant to Section 2.1(a) and Section 2.2(a).

(ii) Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the cash consideration formerly represented by such Company Certificate pursuant to the provisions of this Article II, to be mailed, made available for collection by hand or delivered by wire transfer, within five (5) Business Days following the later to occur of (A) the Effective Time and (B) the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.3(b), each Company Certificate (other than any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the cash consideration as expressly set forth in this Article II.

(iii) As promptly as practicable following the Effective Time (but in no event later than five (5) Business Days thereafter), Parent and the Surviving Company shall cause the Exchange Agent to issue to each holder of (x) Company Book-Entry Ltd. Common Units as of immediately prior to the LLC Merger Effective Time or (y) Company Book-Entry Shares as of immediately prior to the Effective Time, in each case, other than any holder of Dissenting Shares, the aggregate cash consideration that such holder is entitled to receive in respect of such Company Book-Entry Securities pursuant to this Article II, in each case, automatically without any action on the part of such holder or delivery of any certificate, Letter of Transmittal or other evidence to the Exchange Agent, and such Company Book-Entry Securities shall be forthwith cancelled.

(iv) In the event of a transfer of ownership of shares of Company Common Stock or Company Ltd. Common Units held by Company Ltd. Minority Partners prior to the Effective Time that is not registered in the transfer records of Company or Company Ltd., as applicable, as of the Effective Time, it shall be a condition of payment that any Company Certificate surrendered in accordance with the procedures set forth in this Section 2.3 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Company Book-Entry Securities shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Company Certificate surrendered or Company Book-Entry Securities properly transferred, or shall have established to the satisfaction of Parent that such Transfer Tax either has been paid or is not applicable.

(v) No interest shall be paid or accrue for the benefit of the holders of the Company Certificates or Company Book-Entry Securities on any cash payable hereunder.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock or Company Ltd. Common Units upon the surrender or exchange of Company Certificates or Company Book-Entry Securities shall be deemed to have been issued in full satisfaction of all rights and privileges pertaining to such shares of Company Common Stock or Company Ltd. Common Units, respectively, and there shall be no further registration of transfers on the stock transfer books of Parent or the Surviving Company of the shares of Company Common Stock or on the unit transfer books of Company Ltd. of the Company Ltd. Common Units held by Company Ltd. Minority Partners that were outstanding immediately prior to the LLC Merger Effective Time or the Effective Time, as applicable. From and after the LLC Merger Effective Time or the Effective Time, as applicable, holders of Company Certificates or Company Book-Entry Securities prior to the Effective Time shall cease to be stockholders of the Company or Company Ltd. Minority Partners, as applicable, and shall have no rights with respect to such securities, except as otherwise provided in this Article II or by applicable Law. If, after the LLC Merger Effective Time or the Effective Time, as applicable, Company Certificates are presented to Parent, the Surviving Company or Surviving Company Ltd. for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the former holders of shares of Company Common Stock (whose such shares are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II and excluding any Dissenting Shares) and the holders of Company Ltd. Common Units after the first anniversary of the Effective Time shall be delivered to the Surviving Company, upon demand, and any such former holders of shares of Company Common Stock or any former holder of Company Ltd. Common Units shall thereafter look only to the Surviving Company for payment of their claim for Company Common Stock or Company Ltd. Common Units, as applicable, without interest and upon compliance with the procedures set forth in this Article II.

(e) No Liability. None of Parent, Parent Merger Sub, the Surviving Company, Surviving Company Ltd., Company, Company Ltd., Company Merger Sub or the Exchange Agent nor any employee, officer, director, agent or affiliate of any of them shall be liable to any Person, including any holder of shares of Company Common Stock or any holder of Company Ltd. Common Units, for the cash consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares or units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal Representatives previously entitled thereto.

(f) Withholding Rights. Each of Parent, Parent Merger Sub, the Surviving Company, Surviving Company Ltd., Company, Company Ltd., Company Merger Sub, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Ltd. Common Units or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted or withheld by Parent, Parent Merger Sub, the Surviving Company, Surviving Company Ltd., Company, Company Ltd., Company Merger Sub, or the Exchange Agent and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g) Dividends and Distributions. In the event that (i) a dividend or distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the Effective Time and (B) has not been paid as of the Effective Time, or (ii) a dividend or distribution with respect to the Company Ltd. Common Units permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the LLC Merger Effective Time and (B) has not been paid as of the LLC Merger Effective Time, then, in each case, the holders of shares of Company Common Stock or the holders of Company Ltd. Common Units, as applicable, shall be entitled to receive such dividend or distribution from the Company or Company Ltd., as applicable, as of immediately prior to the Effective Time or the LLC Merger Effective Time, as applicable.

(h) Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such Person of a bond in such amount as the Exchange Agent or Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(d), the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration, as applicable, to be paid in respect of the Company Common Stock or Company Ltd. Common Units formerly represented by such Company Certificate in accordance with the terms of this Agreement.

Section 2.4 Treatment of Company Equity Awards.

(a) Effective immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Equity Plan (each, a “Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall be canceled in exchange for the right of the holder thereof to receive a cash payment (without interest, and less any applicable withholding Taxes) equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock for which such Company Stock Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option; provided, that any such Company Stock Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Effective immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Company Common Stock subject to forfeiture conditions granted under the Company Equity Plan or otherwise (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall automatically become fully vested, at the Effective Time, and shall be treated the same as all other shares of Company Common Stock in accordance with Section 2.1(a), subject to Section 2.4(e).

(c) Effective immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit award that corresponds to Company Common Stock granted under the Company Equity Plan and that vests solely on the passage of time (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time shall automatically become fully vested and shall be cancelled in exchange for the right of the holder thereof to receive a cash payment (without interest, and less any applicable withholding Taxes) equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time, and (B) the Merger Consideration, plus (ii) the amount of any accrued dividend equivalents with respect to such Company RSU Award that remain unpaid as of the Effective Time.

(d) Effective immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each restricted stock unit award that corresponds to shares of Company Common Stock granted under the Company Equity Plan and that vests based on the achievement of performance goals (each, a “Company PSU Award”) that is outstanding immediately prior to the Effective Time shall automatically become fully vested and shall be cancelled in exchange for the right of the holder thereof to receive a cash payment (without interest, and less any applicable withholding Taxes) equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Company PSU Award determined based on the actual level of achievement of performance goals in accordance with the terms of the applicable award agreement (as certified by the Compensation Committee of the Company’s board of directors (the “Company Board”)), and (B) the Merger Consideration, plus (ii) the amount of any accrued dividend equivalents with respect to such Company PSU Award that remain unpaid as of the Effective Time.

(e) All payments described in Section 2.4(a)–(d) shall be paid as promptly as practicable following the Effective Time (and in any event no later than the first regularly scheduled payroll run of the Surviving Company or its applicable affiliate following the Closing Date) and all such payments (other than with respect to any director, consultant or independent contractor) shall be paid through the payroll system or payroll provider of the Surviving Company or its applicable affiliate.

(f) Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award or Company PSU Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU Award or Company PSU Award if required in order to comply with Section 409A of the Code.

(g) Prior to the Closing, the Company Board (or an applicable committee thereof) shall adopt such resolutions as are necessary to authorize the treatment of the Company Stock Options, Company Restricted Shares, Company RSU Awards and Company PSU Awards in accordance with this Section 2.4.

Section 2.5 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands payment for such shares pursuant to the NMA (“Dissenting Shares”) shall be treated in accordance with the NMA. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the NMA. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each of such shares shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only the right to receive Merger Consideration with respect to such holder’s related Company Ltd. Common Units in accordance with Section 2.2, without interest thereon, following the surrender of the Company Certificate(s) and/or Company Book-Entry Shares representing such shares. The Company shall give Parent prompt notice and copies of any demands for payment for any shares of Company Class B Common Stock, withdrawals or attempted withdrawals of such notices or demands and any other instruments received by the Company relating to dissenters’ rights, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands, in each case, as soon as reasonably practicable following receipt of such demands, withdrawals, attempted withdrawals or other instruments. The Company shall permit Parent to participate in, but not direct or control negotiations and Proceedings with respect to any demand for payment under the NMA and withdrawals or attempted withdrawals of such demands, and the Company shall consider in good faith Parent’s advice and input with respect to such demands, withdrawals or attempted withdrawals. The Company shall not, without the prior written consent of Parent, make any payment or commitment with respect to, settle or offer to settle, waive any failure to timely deliver any demand or otherwise to comply with the NMA, or approve any withdrawal of any such demands, or propose, agree or commit to do any of the foregoing. For the avoidance of doubt, (a) no dissenters’ or appraisal rights shall be available with respect to the Company Class A Common Stock, the Company Class C Common Stock or with respect to the Company Ltd. Common Units and (b) the right of any dissenter properly exercising rights under the NMA shall be for payment, pursuant to the NMA, solely of the fair value of the Company Class B Common Stock, as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the Securities and Exchange Commission (“SEC”) by the Company or any of its Subsidiaries on or after January 1, 2020 and prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein but excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections to the extent they are cautionary, predictive or forward-looking in nature and any disclosures of any risks generally faced by participants in the industries in which the Company and its Subsidiaries operates without disclosure of specific facts and circumstances) and publicly available prior to the date hereof (provided, that it is understood that this clause (a) shall not be applicable to the representations and warranties set forth in Section 3.2, Section 3.3 and Section 3.11(b)) or (b) as disclosed in the disclosure schedule delivered by the Company to Parent and Parent Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Parent Merger Sub as follows. Each disclosure set forth in the Company Disclosure Schedule shall qualify the section to which it corresponds and any other section to the extent the applicability of the disclosure to each other section is reasonably apparent on the face of such disclosure.

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Each of Company Ltd. and Company Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada. Each of the Company’s other Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization, except in the case of good standing where the failure to be in good standing would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property, rights or assets owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of (i) the Company Articles and the Company’s bylaws (collectively, the “Company Organizational Documents”), (ii) the articles of organization of Company Ltd. and the Company Ltd. Operating Agreement (collectively, the “Company Ltd. Organizational Documents”), and (iii) the organizational documents of each of the Company’s Subsidiaries, in each case, as amended through the date hereof. Each of the Company Organizational Documents, Company Ltd. Organizational Documents and the organizational documents of each of the Company’s other Subsidiaries was duly adopted and is in full force and effect, and neither the Company, Company Ltd. nor any other Subsidiary of the Company is not in material violation of any of their provisions.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Company Class A Common Stock, 300,000,000 shares of Company Class B Common Stock, 75,000,000 shares of Company Class C Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of May 6, 2022 (the “Capitalization Date”), (A) (i) 150,418,764 shares of Company Class A Common Stock were issued and outstanding (including 71,396 Company Restricted Shares), (ii) 94,231,279 shares of Company Class B Common Stock were issued and outstanding, (iii) 0 shares of Company Class C Common Stock were issued and outstanding, (iv) 0 shares of Company Class A Common Stock were held in treasury, (v) 8,410,399 shares of Company Class A Common Stock were subject to outstanding Company Stock Options, (vi) 2,814,914 shares of Company Class A Common Stock were subject to outstanding Company RSU Awards, (vii) 498,372 shares of Company Class A Common Stock were subject to outstanding Company PSU Awards, assuming that applicable performance metrics are achieved at target levels and

996,744 shares of Company Class A Common Stock were subject to such outstanding Company PSU Awards, assuming that applicable performance metrics are achieved at maximum levels, (viii) 0 shares of Company Preferred Stock were issued and outstanding and (ix) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance, outstanding or sold on a forward basis, (B) (i) 150,347,368 Company Ltd. Common Units were issued and outstanding held by the Company, (ii) 94,231,279 Company Ltd. Common Units were issued and outstanding held by Company Ltd. Minority Partners, and (iii) no other Company Ltd. Common Units were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock and all outstanding Company Ltd. Common Units are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights. All shares of Company Common Stock to be issued (x) pursuant to any Company Equity Award or (y) in exchange for Company Ltd. Common Units in accordance with the Company Ltd. Operating Agreement and the Company Articles, shall be, when issued, duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights. Since the Capitalization Date through the date hereof, (1) the Company has not issued any Company Securities (other than Company Common Stock issued in exchange for Company Ltd. Common Units in accordance with the Company Ltd. Operating Agreement and the Company Articles) and (2) Company Ltd. has not issued any Company Securities or other equity security. As of the Capitalization Date, there was approximately $860,000 of accrued and unpaid cash dividends corresponding to shares of Company Common Stock issued or issuable under the Company Equity Awards (assuming that applicable performance metrics are achieved at maximum levels).

(b) Except as set forth in Section 3.2(a), there are no (i) outstanding shares of capital stock of, or other equity or voting interests in, the Company or Company Ltd., (ii) outstanding securities of the Company or Company Ltd. convertible into or exchangeable for one or more shares of the share capital of, or other equity or voting interest interests in, the Company or Company Ltd., (iii) outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities, conversion rights, phantom stock rights, share appreciation rights, restricted stock units, restricted stock, stock-based performance units, forward equity sales or other similar rights, agreements or commitments to which the Company or Company Ltd. is a party (A) obligating the Company or Company Ltd. to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or Company Ltd. or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or Company Ltd., or (3) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive, antidilutive, purchase option, call, subscription, rights of first refusal or similar rights with respect to any security issued by the Company or Company Ltd., (iv) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by the Company or any Subsidiary of the Company that are linked to the value of the Company Common Stock (the items in clauses (i), (ii), (iii), and (iv), collectively, the “Company Securities”) or (v) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Common Stock.

Other than the Voting and Support Agreements and Rollover and Contribution Agreements, there are no voting trusts, stockholders’ agreements, registration rights agreement or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. No holder of Company Securities has any right to have such Company Securities registered under the Exchange Act by the Company. The Company Class A Common Stock is the only class of Company Securities registered under the Exchange Act.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company or Company Ltd. or its Subsidiaries free and clear of all Liens, other than Permitted Liens, and transfer restrictions, except for transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments or obligations, understandings, or restrictions relating to the issuance, acquisition, redemption, repurchase or sale of any equity or voting interests of any Subsidiary of the Company (other than pursuant to this Agreement and other than the issuance of Company Common Stock in exchange for Company Ltd. Common Units in accordance with the Company Ltd. Operating Agreement and the Company Articles), including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth, as of the date hereof, any joint venture, partnership or other similar arrangement or other entity in which the Company directly or indirectly has an equity interest (other than a Subsidiary of the Company) (collectively, the “Joint Venture Entities”), including for each Joint Venture Entity, (i) the name and jurisdiction of formation of such Joint Venture Entity and (ii) the approximate percentage ownership interests of such Joint Venture Entity held directly or indirectly by the Company. All of the equity or voting interests in a Joint Venture Entity that are owned, directly or indirectly, beneficially and of record, by the Company or its Subsidiaries, are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens, other than Permitted Liens, and transfer, except for transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the organizational and other governing documents of the Joint Venture Entities (collectively, the “Joint Venture Agreements”).

(e) Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Subsidiary of the Company or any Joint Venture Entity).

(f) All grants of Company Equity Awards were validly issued and properly approved in accordance with the Company Equity Plan and applicable Law, including the applicable New York Stock Exchange (“NYSE”) rules and regulations.

(g) Section 3.2(g) of the Company Disclosure Schedule contains a true and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries in excess of $10,000,000 in principal amount and identifies for each item of indebtedness, the outstanding principal and the accrued but unpaid interest thereunder as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(h) The Company owns beneficially and of record all of the outstanding capital stock or other equity interests of Company Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Company Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets or Liabilities of any nature other than those incident to its formation and the transactions contemplated by this Agreement, and prior to the LLC Merger Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

(i) (i) The Company, the Special Committee and a majority of the independent directors of the Company Board has approved, and the Company has executed and delivered, the TRA Amendment and (ii) holders of at least 70% of the Company Ltd. Common Units outstanding (and not held by the Company) immediately after the Company’s initial public offering (as appropriately adjusted for any subsequent changes to the number of outstanding units) have duly executed, delivered and not rescinded TRA Support Agreements and counterparts to the TRA Amendment. The Company has made available to Parent true and complete copies of the TRA Amendment and each TRA Support Agreement prior to the date of this Agreement.

Section 3.3 Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a) Each of the Company, Company Merger Sub, and Company Ltd. has the requisite corporate or limited liability company, respectively, power and authority to execute and deliver this Agreement and, subject to (x) approval of the Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”) by the affirmative vote of a majority of the holders of shares of Company Class A Common Stock and Company Class B Common Stock, each voting as a separate class, at a meeting of the Company stockholders (the “Company Stockholders’ Meeting”), (y) the consent of the Company, in its capacity as sole manager of Company Ltd. (the “Company Ltd. Approval”), and (z) the consent of the Company, in its capacity as sole member of Company Merger Sub (the “Company Merger Sub Approval”), to consummate the Mergers and the other transactions contemplated hereby. The Company Stockholder Approval at the Company Stockholders’ Meeting is the only vote of the holders of any class or series of shares of the stock of the Company necessary to approve this Agreement and the Merger. The Company Ltd. Approval is the only vote of the holders of any class or series of units of Company Ltd. necessary to approve this Agreement and the LLC Merger. The Company Merger Sub Approval is the only vote of the holders of any class or series of units of Company Merger Sub necessary to approve this Agreement and the LLC Merger. The execution, delivery and performance by the Company, Company Ltd., and Company Merger Sub, as applicable, of this Agreement and the consummation of the Mergers have been duly and validly authorized by the Special Committee and the Company Board (in the case of the Company) and the Company (in the case of Company Ltd. and Company Merger Sub) and, except for the Company Stockholder Approval, the Company Ltd. Approval, the Company Merger Sub Approval, the filing of the Articles of Merger with the Nevada Secretary of State and the LLC Articles of Merger with the Nevada Secretary of State pursuant to the NLLCA and the NMA, no other corporate action or proceedings on the part of the Company, Company Merger Sub, or Company Ltd. or vote of the Company’s stockholders or the members of Company Ltd. or Company Merger Sub are necessary to authorize the execution, delivery and performance by the Company, Company Merger Sub, and Company Ltd. of this Agreement or the consummation of the Mergers or the other transactions contemplated hereby. The Special Committee, at a meeting duly called and held, (A) determined that this Agreement and the transactions contemplated hereby, including the Mergers, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its stockholders, (B) approved this Agreement and the transactions contemplated hereby and (C) made the Special Committee Recommendation, which Special Committee Recommendation, except as expressly permitted by Section 5.3, has not been subsequently rescinded, modified or withdrawn in any manner adverse to Parent. The Company Board (acting upon the Special Committee Recommendation), at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Mergers and other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation of the Mergers and the other transactions contemplated hereby, (iii) resolved to recommend that the holders of shares of Company Common Stock approve the Merger (the “Company Recommendation”) and (iv) directed that the approval of the Merger be submitted for consideration by the Company’s stockholders at a meeting thereof, in each case, by resolutions duly adopted, which resolutions, except as expressly permitted by Section 5.3, have not been subsequently rescinded, withdrawn or modified in any manner adverse to Parent. This Agreement has been duly and validly executed and delivered by the Company, Company Merger Sub, and Company Ltd., and assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Parent Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company, Company Merger Sub, and Company Ltd. and is enforceable against the Company, Company Merger Sub, and Company Ltd. in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Articles of Merger with the Nevada Secretary of State, (ii) required filings or approvals under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) any required filings or approvals required under the rules and regulations of the NYSE, (iv) any required registrations, declarations, notices or filings, or any authorizations, clearances, consents, approvals, permits, licenses, waivers, exemptions, or waiting period terminations or expirations or non-actions (collectively, “Consents”), under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the CFIUS Approval and (C) any Consents required from Telecommunications Regulatory Authorities or any other Governmental Entity set forth on Section 3.3(b)(iv) of the Company Disclosure Schedule, (v) the filing of the LLC Articles of Merger with the Nevada Secretary of State pursuant to the NLLCA and the NMA, and (vi) the applicable requirements, if any, of state securities or “blue sky” Laws, (clauses (i)–(vi), collectively, the “Transaction Approvals”), no Consent or Order of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained for the execution, delivery and performance of this Agreement by the Company, Company Merger Sub, or Company Ltd. or the consummation by the Company or its Subsidiaries of the transactions contemplated by this Agreement, except for such Consents, Orders, registrations, declarations, notices and filings, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The execution, delivery and performance by the Company, Company Merger Sub, and Company Ltd. of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under (with or without notice or lapse of time or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties, assets or rights of the Company or any of its Subsidiaries, pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties, assets or rights is bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents, the Company Ltd. Organizational Documents or the organizational documents of any other Subsidiary of the Company, or (iii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries, or any of their respective properties, assets or rights or any of the Company’s or its Subsidiaries’ posted privacy policies, except, with respect to clauses (i) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all material forms, documents and reports required to be filed or furnished by it under the Securities Act or the Exchange Act, as applicable, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), with the SEC since December 31, 2019 (all such forms, documents and reports filed or furnished by the Company since such date and any other documents filed by the Company with the SEC, as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing (or furnishing), as of the date of the last such supplement, modification or amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, none of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since December 31, 2019. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents filed or furnished by the Company with the SEC and, as of the date hereof, to the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(b) The audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, all related notes and schedules) of the Company and its consolidated Subsidiaries included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (ii) were prepared from the books and records of the Company and its consolidated Subsidiaries and in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. Since December 31, 2021, there have been no material changes in the accounting policies of the Company or its consolidated Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has at any time received, and does not have any pending application for, any loan, loan guarantee or direct loan (as that term is defined in the Coronavirus Aid, Relief, and Economic Security Act and Other Relief Programs) under the CARES Act (including Paycheck Protection Program or the Economic Injury Disaster Loan Program) or any other investment, grant, stimulus payment, subsidy payments, financial assistance or relief (howsoever defined), in each case, under any program or facility established under the CARES Act.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act that are designed or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurances in all material respects regarding the reliability of financial reporting for the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the Company’s knowledge, as of the date hereof and since December 31, 2019, neither the Company nor, to the Company’s knowledge, the Company’s officers, directors or independent registered accountant has identified or been made aware of: (a) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize or report financial information, or (b) any fraud, whether or not material, that involves the management or other employees the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, whether known or unknown, regardless of when asserted), except for (a) Liabilities that are specifically and adequately reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K as of December 31, 2021, including any notes thereto (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law or that relates to any Proceeding), (b) Liabilities incurred in connection with the transactions contemplated hereby, (c) Liabilities incurred in the ordinary course of business in all material respects since December 31, 2021, and (d) Liabilities that would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and have been since December 31, 2019, in compliance with all federal, state, local, foreign and multinational laws (including common law), statutes, ordinances, rules, regulations, judgments or Orders of Governmental Entities (collectively, “Laws” and each, a “Law”) applicable to the Company, any of its Subsidiaries or their respective business and properties or assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral, notice or communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law, and to the knowledge of the Company, no investigation or review with respect to such by any Governmental Entity is ongoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries or their operations is pending or, to the Company’s knowledge, threatened in writing, and, to the Company’s knowledge, no Governmental Entity has indicated an intention to conduct the same.

(b) Except where the failure to hold the same or be in force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries hold all authorizations, licenses, franchises, permits, certificates, approvals, Orders, registrations and clearances of any Governmental Entity (each a, “Permit”) necessary for the Company and its Subsidiaries to lawfully own, lease and operate their properties and assets and to carry on and operate their businesses as currently conducted as of the date hereof (the “Company Permits”), and (ii) all of such Company Permits are in full force and effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Section 3.7(c) of the Company Disclosure Schedule identifies all of the Company Communications Licenses as of the date hereof. The Company Communications Licenses are all the authorizations, licenses, permits, certificates, approvals and clearances required under the Communications Laws for the Company and its Subsidiaries to conduct their business in the manner in which such businesses are currently being conducted. The Company Communications Licenses are in full force and effect and are not subject to any material conditions, except those conditions that may be contained within the terms of such Company Communications Licenses. As of the date hereof, no action by or before any Telecommunications Regulatory Authority is pending (or, to the knowledge of the Company, is being threatened) in which the requested remedy is: (i) the revocation, suspension, cancellation, rescission or material modification of, or the refusal to renew, any of the Company Communications Licenses; or (ii) the imposition on any of the Company or its Subsidiaries of material fines, penalties or forfeitures. The holder of each Company Communications License is in compliance in all material respects with such Company Communications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Laws, and the payment of all regulatory assessments, fees and contributions. As of the date hereof, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings involving or against the Company or its Subsidiaries (and, to the knowledge of the Company, no such inquiries, audits or other proceedings have been threatened in writing).

(d) Since December 31, 2019, neither the Company nor any of its Subsidiaries has offered any Common Carrier Services. Neither the Company nor any of its Subsidiaries has received a customer request for Common Carrier Services in the past 30 days or is in active planning to offer Common Carrier Services after the date hereof. The FCC International License is not required, used or relied upon by the Company or its Subsidiaries to provide any commercial services or otherwise carry on their business and the cancellation and surrender of such FCC International License will not have any material impact on any aspect of the services or business of the Company or its Subsidiaries.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries or their respective officers and directors, or to the Company’s knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past five (5) years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of applicable Bribery Legislation.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries or their respective directors or officers, or to the Company’s knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries, (i) is a Sanctioned Person; (ii) has in the past five (5) years engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries; or (iii) has in the past five (5) years violated, or engaged in any conduct sanctionable under, any Sanctions Law.

(g) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in any other section of this Article III, including in respect of environmental, Tax, employee benefits, labor matters, the Company SEC Documents or related consolidated financial statements.

Section 3.8 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and each has obtained, and is and has been in compliance with, all Environmental Permits for the conduct and operation of their respective businesses and assets, including as presently conducted, (b) since December 31, 2019 (or earlier to the extent unresolved or outstanding), none of the Company or any of its Subsidiaries has received any written notice or claim alleging that the Company or such Subsidiary is in violation of, or has any Liability under, any Environmental Law, (c) there has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Material that has given or could give rise to any Liability under any Environmental Law for the Company or any of its Subsidiaries, and (d) none of the Company or any of its Subsidiaries is subject to any judgment, decree or judicial order relating to Environmental Laws,

Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials. Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.8 are the sole and exclusive representations of the Company with respect to Environmental Laws, Environmental Permits, Hazardous Materials or any other matter related to the environment or the protection of human health and worker safety.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Company Benefit Plans, which shall exclude any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any retention, change in control or severance payments or benefits.

(b) On or prior to the date hereof (excluding, solely for the purposes of this Section 3.9(b), the obligation to deliver materials at least one (1) Business Day in advance of the execution of this Agreement pursuant to Section 8.14), the Company has made available to Parent a copy of each Company Benefit Plan listed on Section 3.9(a) of the Company Disclosure Schedule, or a written description of any such Company Benefit Plan that is unwritten and, with respect thereto, if applicable, (i) all material amendments; (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report and accompanying schedules (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the current summary plan description and any summaries of material modifications; (vi) the most recent annual financial and actuarial reports; and (vii) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) all contributions or premiums required to be paid to any Company Benefit Plan by the Company have been timely paid in accordance with the terms of the applicable Company Benefit Plan and applicable Law, (iii) each Company Benefit Plan that, as of the date of this Agreement, is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS that such Company Benefit Plan is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Qualified Plan or the related trust, (iv) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (v) no Company Benefit Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable

Law, (vi) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has now or at any time within the six (6) years prior to the date hereof maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, and (vii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.

(d) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any employee or other individual service provider of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee or other individual service provider of the Company or any of its Subsidiaries, (iii) any increase to the compensation or benefits otherwise payable to any employee or other individual service provider of the Company or any of its Subsidiaries, or (iv) any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries.

Section 3.10 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, or trade union agreement covering employees.

(b) Since December 31, 2019, (i) there have been no pending or, to the Company’s knowledge, threatened, campaigns or proceedings have been conducted to authorize representation of any employees of the Company or any of its Subsidiaries by any labor union or trade union or other employee representative group and (ii) there has been no strike, lockout, slowdown, work stoppage or similar material labor dispute or disruption involving the Company or any of its Subsidiaries or any of their respective employees pending or, to the Company’s knowledge, threatened.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2019, (i) the Company and its Subsidiaries are and have been in compliance with all Laws regarding employment and employment practices, terms and conditions of employment, the termination of employment, including with respect to wages and hours, employee and independent contractor classifications, and reduction in force; and (ii) there are and have been no pending or, to the Company’s knowledge, threatened Proceedings or internal or external investigations by or on behalf of any employee, prospective employee, former employee or labor union, or otherwise relating to arising from the Company’s or any of its Subsidiaries’ labor or employment policies or practices, which, if adversely decided, may reasonably be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Since December 31, 2019, neither the Company nor any of its Subsidiaries has closed any site of employment or effectuated any material group layoffs or terminations of employees, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

(e) Since December 31, 2019, (i) no officer, director or management level employee of the Company or any of its Subsidiaries has (A) been the subject of a pending or, to the Company’s knowledge, threatened, allegation of sexual harassment or sexual assault, nor (B) to the Company’s knowledge, engaged in any such conduct, and (ii) neither the Company nor any its Subsidiaries has entered into any settlement agreements related to material allegations of sexual harassment or sexual misconduct by any employee.

Section 3.11 Absence of Certain Changes or Events.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, since December 31, 2021, through the date of this Agreement, (i) except with respect to the transactions contemplated hereby and the discussions and negotiations of potential alternatives thereto, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and (ii) except for regular quarterly cash dividends on the Company Class A Common Stock, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Company Common Stock or Company Ltd. Common Units.

(b) Since December 31, 2021 through the date of this Agreement, there has not been any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Litigation. (a) There is no Proceeding against the Company or any of its Subsidiaries (or any of their properties or assets) pending or, to the knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries or to the knowledge of any of their respective directors or officers (in their capacity as such) is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of immediately prior to the date hereof, there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or the other transactions contemplated by this Agreement.

Section 3.13 Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company, at the time of any amendment or supplement thereof or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Parent Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement, at the time first sent or given to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the time of any amendment or supplement thereof, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its Subsidiaries has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns are correct, complete and accurate. All Taxes payable by the Company or any of its Subsidiaries have been fully and timely paid or adequately provided for in accordance with GAAP.

(b) The Company and each of its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries have complied with all reporting and record keeping requirements.

(c) There are no Tax Protection Agreements currently in force.

(d) None of the Company or any of its Subsidiaries: (i) is currently the subject of any audit, examination, investigation or other proceedings by or against any Governmental Entity in respect of any Tax or Tax matter; (ii) has received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has received any notice in writing from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; or (iv) has any outstanding requests for any Tax ruling from any Governmental Entity.

(e) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) the Tax Receivable Agreement, (ii) any agreement or arrangement between the Company and/or its Subsidiaries, and (iii) provisions in commercial agreements or arrangements not primarily relating to Taxes.

(f) None of the Company or any of its Subsidiaries has participated in a “listed transaction” (as defined in Treasury Regulations Section 1.6011-4).

(g) In the past two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h) Neither the Company nor any of its Subsidiaries: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), or as a transferee or successor.

(i) There are no liens with respect to Taxes upon any asset of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.

(j) Neither the Company nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k) Neither the Company nor any of its Subsidiaries have executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(l) None of the Subsidiaries which is a non-U.S. entity or the Joint Venture Entity shall have recognized a material amount of “subpart F income” as defined in Section 952 of the Code, “global intangible low-taxed income” as defined in Section 951A of the Code, or income from “investment of earnings in U.S. real property” as described in Section 956 of the Code.

(m) None of the Company, any of its Subsidiaries or the Joint Venture Entity was required to include any amounts in income as a result of the application of Code Section 965, and neither the Company nor any of its Subsidiaries has made any election pursuant to Code Section 965(h).

(n) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates.

(o) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, collaboration or other agreement, arrangement, contract that could be treated as a partnership for U.S. federal income tax purposes, except for the Company’s interest in Company Ltd.

(p) Company Ltd. has had an election under Section 754 of the Code in effect as of and at all times since its taxable year ended December 31, 2016.

(q) Neither the Company nor any of its Subsidiaries have made any election to defer any payroll Taxes under the CARES Act or claimed any Tax relief pursuant to the CARES Act.

(r) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.14 and, to the extent expressly referring to Code, Section 3.9 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.15 Real Property.

(a) Subject to the immediately succeeding sentence, Section 3.15(a) of the Company Disclosure Schedule lists the common street address and the parcel number or numbers for all real property owned by the Company or any of its Subsidiaries in fee as of the date hereof, and each such Subsidiary owning such real property (such real property interests are, as the context may require, individually or collectively referred to as the “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Subject to the immediately succeeding sentence, Section 3.15(b) of the Company Disclosure Schedule lists the common street address for all real property in which a Subsidiary of the Company holds a ground lease interest in any real property (the “Ground Leased Real Property”), and each ground lease (or ground sublease) with a third party pursuant to which the Company or any such Subsidiary is a lessee (or sublessee) as of the date hereof, including each amendment, guaranty or other material agreement related thereto (individually, a “Ground Lease” and collectively, “Ground Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company holds a valid leasehold (or subleasehold) interest in the Ground Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Ground Leases have been made available to Parent. Neither the Company nor any Subsidiary of the Company has received any written claim of breach of or default under the terms of any Ground Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Subsidiary of the Company, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Subject to the immediately succeeding sentence, Section 3.15(c) of the Company Disclosure Schedule lists (i) the common street address for all real property in which a Subsidiary of the Company holds as a lessee or sublessee a leasehold or sublease interest (excluding the Ground Leases) (as the context may require, individually or collectively, the “Space Leased Real Property”), (ii) each lease or sublease of such real property pursuant to which a Subsidiary of the Company holds as a lessee or sublessee a leasehold or sublease interest, including each amendment or guaranty relating thereto (individually a “Space Lease”, and collectively, the “Space Leases”) and (iii) the applicable Subsidiary of the Company holding such leasehold or sublease interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company holds a valid leasehold or subleasehold interest as a lessee or sublessee in the Space Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Space Leases have been made available to Parent. Neither the Company nor any or its Subsidiaries has received any written claim of breach of or default under the terms of any Space Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.

(e) The operating budget set forth in Section 3.15(e)(i) of the Company Disclosure Schedule (the “Operating Budget”) discloses, as of the date hereof, the budgeted operating expenses of the Company and the Subsidiaries of the Company for data center and office portfolios through December 31, 2022 (the “Operating Expenses”). The capital expenditure budget in Section 3.15(e)(ii) of the Company Disclosure Schedule (the “Capital Expenditure Budget”) discloses, as of the date hereof, the budgeted amount of (i) construction expenditures, (ii) land purchase and related expenditures and (iii) non-construction expenditures (other than as contemplated by clause (ii)), by or on behalf of the Company or any of its Subsidiaries, covering the period beginning on January 1, 2022 and ending on December 31, 2022.

(f) Except in the case of the following clauses (i) and (ii), in respects that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, each of the Facilities (i) is operated, installed and maintained by the Company and the Subsidiaries of the Company (or their respective contractors) in a manner that is in compliance, in all material respects, with (A) reasonable and customary standards for the industry in which the Company and its Subsidiaries operate; (B) performance requirements in service agreements with customers of the Company and its Subsidiaries; and (C) all applicable Laws; and (ii) has sufficient sources of electric power to support the operations of the Company and its Subsidiaries at such Facility as presently conducted.

(g) There are no Infrastructure Agreements affecting the Company Real Properties to which the Company or any of its Subsidiaries is a party other than such Infrastructure Agreements as are reasonable and customary and entered into in the ordinary course of business. Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries have received any written claim of default under the terms of any Infrastructure Agreement and (ii) to the knowledge of the Company, no other party is in default under any Infrastructure Agreement, except in each case of clauses (i) and (ii) above, for defaults that do not have or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16 Intellectual Property.

(a) Section 3.16 of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all issued patents, registered trademarks, registered copyrights, and registered Internet domain names, and any pending applications for any of the foregoing, in each case as owned by the Company or any of its Subsidiaries (“Company Registered Intellectual Property”). The Company Registered Intellectual Property is subsisting and, to the knowledge of the Company and its Subsidiaries, the registered or issued Company Registered Intellectual Property is valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries exclusively own all right, title and interest in the Company Intellectual Property free and clear of all Liens (except for Permitted Liens); (ii) the Company and its Subsidiaries own or otherwise have the right to use all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (provided that this representation shall not be construed to be a representation of non-infringement); (iii) since December 31, 2019, there have not been any pending Proceedings brought by the Company against any third Person alleging infringement, misappropriation or other violation of Company Intellectual Property; (iv) since December 31, 2019, there have not been any Proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging infringement, misappropriation or other violation of any third Person’s Intellectual Property; and (v) since December 31, 2019, to the knowledge of the Company, there has been no unauthorized access, unauthorized disclosure, or any loss or theft, of any Company trade secret.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2019: (i) neither the Company Intellectual Property nor the conduct of the business of the Company and its Subsidiaries has infringed, misappropriated or violated any Intellectual Property of any other Person; (ii) no Person is infringing, misappropriating or violating any Company Intellectual Property; and (iii) the Company and its Subsidiaries have not received any claim or notice challenging the ownership, validity or use by the Company or any of its Subsidiaries of the Company Intellectual Property.

(d) No material proprietary software of the Company or any of its Subsidiaries that is distributed or made available to third parties incorporates, uses or interacts with any open source or similar software in a manner that would require the Company or any of its Subsidiaries to make its material proprietary source code available to any person in such circumstances, and no person (other than employees and contractors, for the purpose of performing services for the Company and its Subsidiaries) has possession of, or any current or contingent right to possess, any material proprietary source code of the Company or any of its Subsidiaries.

Section 3.17 IT Assets; Data Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the information technology assets (including any hardware, software, systems, networks, websites and other electronic and information technology assets and equipment) used by the Company and its Subsidiaries (“Company IT Assets”) (i) have sufficient documentation (including source code and related comments and documentation for software) to ensure their proper maintenance, support and improvement, (ii) are sufficient to conduct the business of the Company and its Subsidiaries as currently conducted, (iii) since December 31, 2019 have operated in conformance with their specifications, documentation and intended purpose, and (iv) to the knowledge of the Company, are free of defects, viruses, malware or other corruptants.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2019, the Company and its Subsidiaries have: (i) complied with all Contracts and Laws relating to data privacy, security and data protection; (ii) taken commercially reasonable measures that are designed to protect and maintain the integrity of the Company IT Assets and any personal information and other data processed thereby against accidental, unauthorized or unlawful processing or access (a “Security Incident”), in a manner appropriate to the risks represented by the processing of such information and data by the Company or its Subsidiaries; and (iii) not experienced a Security Incident.

Section 3.18 Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman Sachs & Co. LLC, which, if initially rendered verbally, has been or will be confirmed by a written opinion, to the effect that based upon and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by holders (other than Parent and its Affiliates) of shares of Company Class A Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company has been authorized by Goldman Sachs & Co. LLC to permit, subject to prior review and consent by Goldman Sachs & Co. LLC, the inclusion of such opinion in its entirety, and references thereto, in the Proxy Statement.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of their respective properties or assets are subject or bound, whether or not scheduled (other than Company Benefit Plans and any Contracts solely between the Company and any wholly owned Subsidiaries of the Company or solely between any wholly owned Subsidiaries of the Company), that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) imposes any material restriction on the right or ability of the Company or any of its Affiliates to compete in or conduct any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 60 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(iii) provides for Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $10,000,000, whether secured or unsecured;

(iv) grants any Transfer Rights with respect to any assets of the Company or its Subsidiaries that (A) are material to the Company and its Subsidiaries, taken as a whole or (B) consist of real property or interests in Subsidiaries that own or lease real property;

(v) was entered into on or after December 31, 2019 or, at any time, if such assets have not already been transferred, that provides for the acquisition, disposition or assignment of any assets, including any real property (or capital stock or other equity interests of any Person with any outstanding obligations as of the date of this Agreement) (A) with a value in excess of $10,000,000 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries after the date hereof;

(vi) is a limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance or similar Contract (including any Joint Venture Agreement and any other agreement which provides for a right of a third party to participate, invest, join, or have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise)) (or otherwise sets forth the material terms of any such arrangement), other than such Contracts among the Company and any of its wholly owned Subsidiaries or among any of the wholly-owned Subsidiaries of the Company;

(vii) the Douglas County Bond Agreement and the Ground Leases;

(viii) the Dell Purchase Agreement and the Land Purchase Agreement;

(ix) (A) requires the Company or any of its Subsidiaries to provide any funds to or make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any of its Subsidiaries or other Person in excess of $10,000,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person in excess of $5,000,000 (excluding ordinary course extensions of trade credit (such as funding customer non-recurring charges) or rent relief);

(x) is a customer Contract with any of the 20 largest customers (based on a consolidation of each customer with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate monthly contractual rent for the 12 months ended December 31, 2021;

(xi) is a Contract with any of the 20 largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate amount of expenditures made by the Company and its Subsidiaries to such vendor, supplier or service provider for the 12 months ended December 31, 2021;

(xii) is a material Contract between the Company or any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, or has been entered into by the Company of any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity;

(xiii) relates to the settlement (or proposed settlement) of any pending or threatened Proceeding for an amount over $1,000,000;

(xiv) pursuant to which the Company receives or grants the right to use any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole (other than (A) licenses for generally commercially available, off-the-shelf software in exchange for annual aggregate or one-time payments in an amount less than $10,000,000 or (B) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business);

(xv) constitutes an interest rate swap, interest rate cap, interest rate, currency or commodity derivative or other Contract relating to a hedging;

(xvi) is a Contract for power supply at any Company Real Property for an amount over $10,000,000 annually or which is not in the ordinary course of business; or

(xvii) is with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

All contracts of the types referred to in clauses (i) through (xvii) above are referred to herein as “Company Material Contracts.” The Company has made available to Parent true and complete copies of all Company Material Contracts as of the date hereof, including all amendments and supplements thereto.

(b) Neither the Company nor any of its Subsidiaries is in (or has received any written claim of) breach or violation of any Company Material Contract and, to the knowledge of the Company, (x) no other party to any Company Material Contract is in material breach or violation of any Company Material Contract and (y) no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries, and, to the knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Company Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From December 31, 2019 to the date hereof, neither the Company nor any of its Subsidiaries have received any written or, to the knowledge of the Company, other communication from any other party to any Company Material Contract that it intends to (A) terminate such Company Material Contract or (B) seek to amend the terms and conditions of such Company Material Contract in a manner materially adverse to the Company.

Section 3.20 Finders or Brokers. Except as set forth on Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has employed or made any arrangements with any investment banker, broker, finder or other Person who would be entitled to any financial advisor’s, broker’s, finder’s or similar fee or any commission, or any reimbursement of expenses in connection therewith in connection with or upon consummation of the transactions contemplated by this Agreement. Prior to the execution of this Agreement (excluding, solely for the purposes of this Section 3.20, the obligation to deliver materials at least one (1) Business Day in advance of the execution of this Agreement pursuant to Section 8.14), the Company has made available to Parent a copy of all Contracts pursuant to which the Person(s) set forth on Section 3.20 of the Company Disclosure Schedule is entitled to any fees and expenses from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (which Contracts may be redacted with respect to terms that do not relate to the transactions contemplated by this Agreement and do not relate to any fees or expenses that are or may become payable by the Company).

Section 3.21 State Takeover Statutes; No Rights Agreement. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.9, no state “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is or will be applicable to (a) the Company as a result of this Agreement or (b) this Agreement, the Mergers or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Voting and Support Agreements, the Rollover and Contribution Agreements, the Mergers and the other transactions contemplated by this Agreement, the Voting and Support Agreements and the Rollover and Contribution Agreements. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover Contract or plan.

Section 3.22 Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.23 Related Party Transactions. Since December 31, 2021, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act of 1933 and that have not been so disclosed in the Company SEC Documents.

Section 3.24 Insurance. The Company has delivered or otherwise made available to Parent prior to the date hereof a copy of all material insurance policies held by, or for the benefit of the Company or any of its Subsidiaries as of the date hereof (“Company Insurance Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold the Company Insurance Policies, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all Company Insurance Policies are in full force and effect as of the date hereof in accordance with their respective terms and such Company Insurance Policies (or extension, renewal, replacement thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date, (c) all premiums due and payable thereon have been paid in full, (d) no written notice of cancelation, termination, dispute or denial of coverage or modification has been received, and (e) all claims, occurrences, litigation and circumstances that could lead to a claim that could be covered by the Company Insurance Policies have been properly and timely reported to the applicable insurers, (f) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (g) there are no material pending claims under which an insurer has made any reservation of rights or rejected to cover all or any portion of such claims.

Section 3.25 Fiber Network. Except for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each of the collocation facilities operated by the Company as commercial data centers and the Company’s Physical Network, taken as a whole, are, in all material respects, working, functional, fit for the purpose intended, have been maintained, subject to ordinary wear and tear, in good repair and working order condition and are without any material defects for purposes of operating the business as operated by the Company.

(b) The Company has a Valid Right, or otherwise has the right, to use all equipment necessary to operate the Physical Network of the Company as currently operated by the Company. Other than through the process of eminent domain, no Governmental Entity or other third party has any right to purchase or otherwise acquire or lease the Physical Network, and there is currently no action or proceeding pending or, to the knowledge of the Company, threatened, whereby a Governmental Entity or other third party is seeking to purchase or otherwise acquire or lease the Physical Network or any portion thereof. To the Company’s knowledge, the Company and its Subsidiaries have acquired Valid Rights necessary or required for constructing and using the Physical Network, including having (i) obtained the necessary Permits and rights-of-way, obtained easements and placed conduit, cables and structures in the appropriate locations along the Physical Network as necessary or required; (ii) used their reasonable efforts to protect the property of owners and any adjacent property, and used their reasonable efforts to take precautions for the safety of its employees and subcontractors in constructing the Physical Network and (iii) in constructing the Physical Network, the Company or its Subsidiaries having procured any and all Permits of a temporary nature, and all rights of access that were or are necessary for the construction (e.g., bridge, rail, and interstate highway crossings).

Section 3.26 Security Clearance. As of the date hereof, neither the Company nor any of its Subsidiaries holds a facility security clearance from the United States or any foreign government.

Section 3.27 No Other Representations. Except for the representations and warranties set forth in Article IV or any certificate delivered at Closing, the Company hereby acknowledges that neither Parent or Parent Merger Sub, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, by or on behalf of Parent or Parent Merger Sub or their respective businesses or operations, including with respect to the accuracy or completeness of any information, documents, estimates, projections, forecasts, forward-looking information, management presentations or other materials provided or made available by Parent or Parent Merger Sub. Notwithstanding the foregoing, the provisions of this Section 3.27 do not limit the representations and warranties in the Guarantees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Parent Merger Sub jointly and severally represent and warrant to the Company, Company Merger Sub, and Company Ltd. as follows:

Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Each of Parent and Parent Merger Sub has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Parent Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property or assets owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and Parent Merger Sub has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, the LLC Merger and the Financing. The execution, delivery and performance by Parent and Parent Merger Sub, as applicable, of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, the LLC Merger and the Financing, have been duly and validly authorized by the board of directors of Parent (in the case of Parent), the board of directors of Parent Merger Sub and the sole stockholder of Parent Merger Sub (in the case of Parent Merger Sub), and no other corporate action or proceedings on the part of either Parent or Parent Merger Sub, are necessary to authorize the execution and delivery by Parent and Parent Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the LLC Merger and the Financing. This Agreement has been duly and validly executed and delivered by Parent and Parent Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, Company Merger Sub, and Company Ltd., this Agreement constitutes the legal, valid and binding agreement of Parent and Parent Merger Sub and is enforceable against Parent and Parent Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with the Transaction Approvals, no Consent or Order of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the execution, delivery and performance of this Agreement by Parent or Parent Merger Sub or the consummation by Parent or Parent Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such Consents or Orders, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Parent Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under (with or without notice or lapse of time or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties, assets or rights of the Company or any of its Subsidiaries, pursuant to any Contract to which Parent, Parent Merger Sub, or any their Subsidiaries is a party or by which they or any of their respective properties, assets or rights are bound, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document of Parent or Parent Merger Sub, or (iii) conflict with or violate any Law applicable to Parent or Parent Merger Sub, except, with respect to clauses (i) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Parent Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Parent and Parent Merger Sub Information. The information supplied or to be supplied by Parent or Parent Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company, at the time of any amendment or supplement thereof or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Parent Merger Sub with respect to statements made therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.

Section 4.5 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed or made any arrangements with any investment banker, broker, finder or other Person who would be entitled to any financial advisor’s, broker’s, finder’s or similar fee or any commission, or any reimbursement of expenses in connection therewith in consummation of the transactions contemplated by this Agreement for which the Company or any of its Affiliates would be liable prior to the Effective Time.

Section 4.6 Financing; Solvency.

(a) Parent has delivered to the Company a true and complete copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for fee and other economic provisions that are customarily redacted in connection with transactions of this type, none of which would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or amount of the Debt Financing contemplated thereby in any respect), dated on or prior to the date of this Agreement, from the lenders party thereto (collectively, the “Lenders”), providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has delivered to the Company true and complete copies of the fully executed equity commitment letters, each dated on or prior to the date of this Agreement, from DigitalBridge Partners II, LP, DB Sunshine Holdings I, LP and Conyers Trust Company (Cayman) Limited (as trustee for IFM Global Infrastructure Fund) (each, an “Equity Investor” and collectively, the “Equity Investors”), pursuant to which, upon the terms and subject to the conditions set forth in the applicable equity commitment letter each Equity Investor has agreed to invest in Parent the aggregate amount set forth therein (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”). The aggregate cash equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to as the “Financing.” Each Equity Commitment Letter provides that the Company is a third party beneficiary of such Equity Commitment Letter.

(c) As of the date of this Agreement, the Commitment Letters (i) are in full force and effect, (ii) constitute the legal, valid, binding and enforceable obligation of Parent and the Sponsor (as defined in the Debt Commitment Letter) and, to the knowledge of Parent, each of the other parties thereto, and (iii) are enforceable in accordance with its terms against Parent and the Sponsor (as defined in the Debt Commitment Letter) and, to the knowledge of Parent, the other parties thereto, except as such enforcement may be subject to the Enforceability Exceptions. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing, including any condition or other contingency relating to the reduction of the total amount or availability of the Debt Financing pursuant to any “flex” provision.

(d) As of the date of this Agreement, (i) none of the Commitment Letters have been amended, modified or altered in any manner and no provision thereof has been waived and no such amendment, modification or alteration is contemplated by Parent or, to the knowledge of Parent, any other party thereto, except as otherwise contemplated by the Commitment Letters and (ii) none of the respective commitments contained therein have been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.

(e) As of the date of this Agreement, assuming the assuming the accuracy of the representations and warranties of the Company herein, and the satisfaction or waiver of the conditions to Closing set forth in Article VI, Parent has no reason to believe that (i) any conditions to the Financing required to be satisfied by it will not be satisfied by Parent on a timely basis or (ii) the full amount of the Financing contemplated by the Commitment Letters will not be available to Parent on the Closing Date.

(f) As of the date of this Agreement, neither Parent nor the Sponsor (as defined in the Debt Commitment Letter) is in default or breach under the terms and conditions of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters by Parent, the Sponsor (as defined in the Debt Commitment Letter) or Parent Merger Sub.

(g) As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing to which Parent, and the Sponsor (as defined in the Debt Commitment Letter) or Parent Merger Sub is a party that could affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing other than as expressly contained in the Commitment Letters and/or delivered to the Company prior to the execution of this Agreement.

(h) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment fees or other fees and amounts required to be paid pursuant to the terms of the Commitment Letters required to be paid on or prior to the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

(i) Assuming (i) the Financing is funded in full in accordance with the Commitment Letters, (ii) the compliance by the Rollover Members with the Rollover and Contribution Agreements and (iii) the accuracy of the representations and warranties of the Company herein, and the satisfaction or waiver of the conditions to Closing set forth in Article VI, the net proceeds of the Financing, when funded in accordance with the Commitment Letters, will provide Parent with cash proceeds on the Closing Date sufficient for the payment of the Merger Consideration, any payments made in respect of equity or other incentive compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers (including all Indebtedness of the Company and its Subsidiaries contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Mergers, in each case that are payable by Parent or Parent Merger Sub (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representations contained in the immediately preceding sentence, subject to the assumptions provided therein, will not be true at and as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Parent Merger Sub, or any of their respective Affiliates or any other financing or other transactions be a condition to any of the obligations of Parent or Parent Merger Sub hereunder.

(j) Assuming (x) the conditions to the obligation of Parent and Parent Merger Sub to consummate the Mergers set forth in Section 6.1 and Section 6.3 have been satisfied or waived and (y) the representations and warranties set forth in Article III are true and correct (i) Parent and its Subsidiaries, taken as a whole, will not have incurred Indebtedness beyond their ability to pay such Indebtedness as it matures or becomes due, (ii) the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and Indebtedness as it becomes absolute or matured, and (iii) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company and its Subsidiaries.

(k) As of the date of this Agreement, none of Parent, the Sponsor (as defined in the Debt Commitment Letter), Parent Merger Sub, the Equity Investor or any of their respective affiliates (which for purposes of this Section 4.6(k) shall be deemed to include each direct investor in Parent) has entered into any Contract prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any person other than Parent or Parent Merger Sub in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Company Takeover Proposal).

Section 4.7 Guarantees. Concurrent with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the executed Guarantees, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee and any amounts payable by Parent pursuant to Section 7.3(c) on the terms specified therein. Each Guarantee is (a) in full force and effect, (b) assuming the due execution and delivery of this Agreement by the parties hereto, constitutes the legal, valid, binding and enforceable obligation of the applicable Guarantor, and (c) enforceable against the applicable Guarantor in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. As of the date of this Agreement, each Guarantor is not in default or breach under the terms and conditions of its applicable Guarantee and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach or a failure to satisfy a condition under the terms and conditions of such Guarantee by such Guarantor.

Section 4.8 Certain Arrangements. Other than this Agreement, the Commitment Letters, the Guarantees, the Confidentiality Agreements, the Voting and Support Agreements, and the Rollover and Contribution Agreements, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Parent Merger Sub, the Equity Investors or any of their Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of more than one percent of the outstanding shares of Company Class A Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company, or any employment, consulting or other arrangements) after the Effective Time.

Section 4.9 Ownership of Company Common Stock. Except as set forth on Section 4.9 of the Parent Disclosure Schedule, none of Parent, Parent Merger Sub, the Equity Investors or any of their respective Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Parent Merger Sub, the Equity Investors or any of their respective Affiliates has any rights to acquire, directly or indirectly, any Company Common Stock, except pursuant to this Agreement and the Rollover and Contribution Agreements. None of Parent, Parent Merger Sub, the Equity Investors or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company, in each case as defined by the NRS.

Section 4.10 Ownership and Operations of Parent Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock or other equity interests of Parent Merger Sub, free and clear of all Liens other than Liens of general applicability as may be provided under the Securities Act or other applicable securities Laws. Each of Parent and Parent

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets or Liabilities of any nature other than those incident to its formation and the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

Section 4.11 Investigation; No Other Representations. Each of Parent and Parent Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Parent Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Parent Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Parent Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained in Article III (as qualified by the Company Disclosure Schedule) or in any certificate delivered at Closing. Without limiting the foregoing, each of Parent and Parent Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Parent Merger Sub, or their Representatives or Affiliates or any other Person resulting from Parent’s, Parent Merger Sub’s, or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Parent Merger Sub, or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Parent Merger Sub, or their Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business of the Company.

(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7 and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required by this Agreement, (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, or (v) as required to comply with Covid-19 Measures or otherwise reasonably taken, or reasonably omitted to be taken, in good faith in response to Covid-19 (including any additional waves or variants thereof) or Covid-19 Measures, in each case, after using commercially reasonable efforts to provide advance notice to and consult with Parent (to the extent legally permissible and practicable), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course consistent with past practice, (B) maintain and preserve intact, in all material respects, its respective current business organization, (C) retain the services of their respective current officers, and (D) maintain their relationships with significant landlords, tenants, customers and others having business dealings with them, consistent with past practice. Notwithstanding the foregoing, no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by a provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such provision of Section 5.1(b) (in each case, as qualified by the Company Disclosure Schedule).

(b) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents, the Company Ltd. Organizational Documents or the organizational or governance documents of any other Subsidiary of the Company other than the formation of new entities or restructuring of any Subsidiaries in connection with the conversion of the Company into a REIT;

(B) split, subdivide, combine or reclassify any of its capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries;

(C) make, set aside, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) for any such transactions solely among the Company and its wholly owned Subsidiaries organized in the United States or among the Company’s wholly owned Subsidiaries organized in the United States; (2) for (A) the payment of dividends or distributions declared prior to the date of this Agreement or (B) the payment in the ordinary course of business of regular quarterly cash dividends on shares of Company Common Stock in an amount not to exceed a quarterly rate of $0.07 per share of Company Common Stock, in each case, with usual declaration, record and payment dates in accordance with past dividend practice; (3) with respect to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof or granted in compliance with this Agreement; (4) for the accrual and payment of dividend equivalents with respect to Company RSU Awards and Company PSU Awards in accordance with the terms of the Company Equity Plan in effect on the date of this Agreement and the terms of the applicable award agreements; (5) an exchange of Company Ltd. Common Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Ltd. Operating Agreement and the Company Organizational Documents; or (6) the payment of any Tax Distributions in accordance with and as defined in the Company Ltd. Operating Agreement (as of the date hereof, and utilizing the Fixed Distribution Tax Rate as defined herein) and the Company Organizational Documents and, without duplication, the payment of any amounts necessary to enable the Company to satisfy its obligations under the Tax Receivable Agreement (as in effect as of the date hereof);

(D) transfer, authorize for issuance, issue, sell or otherwise permit to become outstanding or agree or commit to issue, sell or otherwise permit to become outstanding (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, forward equity sales or otherwise) any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (1)(i) pursuant to the exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof or granted in accordance with Section 5.1(b) of the Company Disclosure Schedule, or (ii) or in transactions solely among Company Ltd. and its wholly owned Subsidiaries that are treated as disregarded entities for U.S. federal income tax purposes or among Company Ltd.’s wholly owned Subsidiaries that are treated as disregarded entities for U.S. federal income tax purposes and (2) upon an exchange of Company Ltd. Common Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Organizational Documents and Company Ltd.’s operating agreement;

(E) enter into any Contract with respect to the voting or registration of any capital share or equity interest of the Company or any Subsidiary of the Company, other than the Voting and Support Agreements and the Rollover and Contribution Agreements;

(F) (1) authorize, recommend, propose, announce or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company, other than the Mergers or (2) alter, through merger, liquidation, dissolution, reorganization, restructuring or otherwise, their respective corporate structures or ownership of any Joint Venture Entities;

(G) incur, assume, guarantee, prepay, or amend any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except for (1) any intercompany Indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (2) borrowings under the revolving credit facility under the Existing Credit Agreement, (3) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $25,000,000 in the aggregate that is not secured and which prepayable at any time without penalty or premium in excess of $2,000,000 in the aggregate, and (4) mandatory prepayments under the terms of any Indebtedness in accordance with its terms;

(H) assign, transfer, sell, exclusively license, lease, pledge, abandon or allow the expiration or lapse of or otherwise dispose of any material Company Intellectual Property, except pursuant to (i) non-exclusive licenses in the ordinary course of business or (ii) natural expirations due to statutory terms.

(I) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make loans, advances or capital contributions to or investments in any Person, other than in the ordinary course pursuant to existing contractual obligations as of the date of this Agreement;

(J) create or suffer to exist any material Lien (other than Permitted Liens) on shares of capital stock or other equity interests in any Subsidiary of the Company;

(K) (1) other than in the ordinary course of business, sell, transfer, assign, dispose of, pledge or encumber (other than Permitted Liens) any material personal property, equipment or assets of the Company or any of its Subsidiaries, except, (x) in connection with any execution of Company Space Leases entered into in accordance with Section 5.1(b)(V), or (y) for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business that, would not, individually or in the aggregate, reasonably be expected to materially impair the existing use, operation or value of the property or asset affected by the applicable instrument, or (2) sell, transfer, pledge, dispose of, lease, ground lease, license or encumber (other than Permitted Liens) any real property (including Company Real Property and any property acquired under the Land Purchase Agreement);

(L) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights, other than (1) acquisitions of personal property and equipment in the ordinary course of business (including in connection with new development or expansion not otherwise prohibited by this Section 5.1(b)) for consideration that does not individually or in the aggregate exceed $10,000,000, (2) any other acquisitions of assets or businesses (excluding purchases of real property or a ground lease interest therein) pursuant to Contracts listed in Section 5.1(b)(L) of the Company Disclosure Schedule, (3) any acquisitions of real property (or a ground lease therein) pursuant to Contracts listed in Section 5.1(b)(L) of the Company Disclosure Schedule, and (4) as set forth in the Capital Expenditure Budget;

(M) except as required by any Company Benefit Plan as in effect on the date of this Agreement, (1) establish, adopt, materially amend or terminate any material Company Benefit Plan, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase costs, (2) increase in any material respect the compensation (including salaries and wages) or benefits of any individual who is an employee, director or service provider of the Company or any of its Subsidiaries (each, a “Company Service Provider”), except for increases in annual base salary in the ordinary course of business to any Company Service Provider who has an annual base salary that is below $250,000, (3) pay or award, or commit to pay or award, or increase (in the case of annual bonuses and cash incentive compensation paid in the ordinary course of business) any bonuses or incentive compensation to any Company Service Provider, except for annual bonuses and cash incentive compensation paid in the ordinary course of business to any Company Service Provider who has an annual base salary that is below $250,000, (4) enter into any new severance, change-in-control and retention compensation arrangements with any Company Service Provider, (5) accelerate any rights or benefits under any Company Benefit Plan, or (6) accelerate the time of vesting or payment of any award under any Company Benefit Plan;

(N) recognize any labor union or trade union or other employee representative group labor organization as the representative of any of the employees of the Company or any of its Subsidiaries, or enter into any collective bargaining agreement, labor union contract, or trade union agreement;

(O) settle or compromise any claims, suits or Proceedings against the Company or any of its Subsidiary (or for which the Company or any of its Subsidiaries would be financially responsible), whether or not commenced prior to the date of this Agreement, other than settlements of, or compromises for, any such legal proceedings for less than $5,000,000 in the aggregate (except for claims arising out of legal proceedings in respect of Taxes, which shall be governed exclusively by Section 5.1(b)(P)); provided, that in no event shall the Company or any of its Subsidiaries settle any Transaction Litigation except in accordance with the provisions of Section 5.12;

(P) except in each case to the extent required by Law, make, change or rescind any material Tax election if such Tax election or change would be materially inconsistent with past practice (other than any Tax classification election made in connection with preparations for the Company to be treated as a REIT in 2023), settle or compromise any Tax claim or assessment by any Governmental Entity, change any accounting method with respect to Taxes, adopt or use any accounting method (including the classification of any asset and the selection of cost recovery lives, conventions and methods for Tax purposes) that would be materially inconsistent with past practice, enter into any closing agreement with a Taxing Authority, surrender any right to claim a refund of Taxes, request any ruling with respect to Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes or take any action that would reasonably be expected to jeopardize the Company’s ability to elect to be treated as a REIT;

(Q) amend, modify or terminate the Tax Receivable Agreement (other than as contemplated by the TRA Amendment), the TRA Amendment or the TRA Support Agreements;

(R) implement or adopt any material change in its financial accounting principles or methods, other than as may be required by GAAP or applicable Law or any Governmental Entity;

(S) make any materially adverse changes to the privacy policies of the Company and its Subsidiaries or the security or operation of the Company IT Assets;

(T) enter into, amend or modify any Tax Protection Agreement or take any action or fail to tax any action that would violate or be inconsistent with any Tax Protection Agreement or otherwise give rise to a material Liability with respect thereto;

(U) (1) amend in any material respect or terminate (except as may be required under the terms thereof), or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required under the terms thereof or as made in the ordinary course of business) any Material Space Lease or Material Company Lease, or (2) other than in the ordinary course of business, enter into, amend or terminate (except as may be required under the terms thereof), or waive compliance with the material terms of or breaches under, or assign, renew or extend (except as may be required under the terms thereof), any Company Material Contract (or any Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract), except to effect any matter that is otherwise permitted by the other subsections of this Section 5.1(b);

(V) except as set forth in Section 5.1(b)(V) of the Company Disclosure Schedule, make, enter into any Contract for, or otherwise commit to, any capital expenditures (which, for the avoidance of doubt, does not include acquisitions) on, relating to or adjacent to any Company Real Property; provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 5.1(b)(U) above, the Company and its Subsidiaries shall be permitted to make, enter into Contracts for or otherwise commit to: (1) capital expenditures as required by Law, (2) emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (3) capital expenditures set forth in the Capital Expenditure Budget, and (4) capital expenditures in any amount not exceeding $50,000,000 in the aggregate;

(W) except as set forth in Section 5.1(b)(W) of the Company Disclosure Schedule, (1) initiate or consent to any material zoning reclassification of any Company Real Property or any material change to any approved site plan (in each case, that is material to such Company Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Company Real Properties, in each case, in a manner that would (A) materially inhibit the Company’s ability to develop the Company Real Property as a data center or ability to use the Company Real Property for data center operations or (B) impose material obligations on the Company in connection with the development or use of such Company Real Property or (2) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Company Permit;

(X) (1) apply for or receive any relief under the CARES Act, (2) settle, waive or forgive any amount owed to the Company individually exceeding $1,000,000 or not in the ordinary course of business, or (3) grant any material refunds, credits, rebates or allowances to customers for an amount individually exceeding $1,000,000 or not in the ordinary course of business;

(Y) enter into any new line of business;

(Z) agree to any subdivision or replat relating to the real property to be acquired pursuant to the Land Purchase Agreement without the prior reasonable approval of Parent; or

(AA) authorize, commit or agree to take any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

(c) Nothing contained in this Agreement shall (i) give Parent or Parent Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, or (ii) require the Company or any of its Subsidiaries to take (or not take) any action to the extent taking (or not taking) such action requires, under the organizational or other governing documents of any joint venture or similar agreement to which the Company or any of its Subsidiaries is a party, a consent or approval from any Person that is not an Affiliate of the Company (provided, that the Company and its Subsidiaries shall promptly notify Parent (to the extent legally permissible) of such necessary consent or approval and shall use their commercially reasonable efforts to promptly obtain such consent or approval).

(d) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7 and the Effective Time, Parent shall not, and shall not permit any of its controlled Affiliates to, (i) knowingly take or fail to take any action that would prevent, materially delay or materially impede the consummation of the Financing, (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets or equity of, any Person (including any Company competitor), or enter into any new line of business, if such action could reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect the ability of Parent or any of its Affiliates to procure, any Consents or Orders from any Governmental Entity or the expiration or termination of any applicable waiting period under the HSR Act necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby, or (iii) take (or fail to take) any action that is intended to or would reasonably be expected to adversely affect or delay the ability of Parent or any of its controlled Affiliates to otherwise perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(e) Notwithstanding anything in this Agreement to the contrary, during the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, the Company and its Subsidiaries shall (i) use best efforts to consummate the Land Purchase Agreement in accordance with its terms, (ii) not amend, terminate, waive compliance with the terms of or breaches under, or assign the Land Purchase Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) not take any actions under, or enter into documentation in furtherance of, Section 4.3 or Section 4.4 of the Land Purchase Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.2 Access.

(a) The Company shall, and shall cause its Subsidiaries to, afford to the Representatives of Parent and the sources of Debt Financing, for purposes of furthering the transactions contemplated hereby, reasonable access during normal business hours upon reasonable advance notice to the other party, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time, to its and its Subsidiaries’ personnel, properties, facilities, assets, Contracts, books and records and such other information concerning its business, properties, facilities, assets, Liabilities and personnel as a party may reasonably request and to permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties, facilities, assets and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding anything to the contrary contained in this Section 5.2(a), (i) any document, correspondence or information or other access provided pursuant to this Section 5.2(a) or other confidential or competitively sensitive information that relates to the negotiation and execution of this Agreement or, except as expressly provided in Section 5.3, to any Company Takeover Proposal or any other transactions potentially competing with or alternative to the Mergers or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Company Board or the Special Committee regarding a Company Adverse Recommendation Change may be redacted and (ii) Parent and its Representatives shall not use such access to conduct any environmental investigation at any Company Real Property involving sampling or testing of air, surface water, groundwater, soil or other environmental media at or in connection with any Company Real Property without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). All access pursuant to this Section 5.2(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of a party or any of its Subsidiaries and (B) coordinated through a party’s designee.

(b) Notwithstanding anything to the contrary contained in this Section 5.2, neither the Company nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of their legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries, (ii) result in the disclosure of trade secrets or competitively sensitive information to third parties or (iii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, that in such instances the Company shall inform Parent of the general nature of the information being withheld and use its reasonable best efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) through (iii).

(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreements, which shall continue in full force and effect until the Effective Time or such later time as may be provided therein. From and after the date of this Agreement, Parent and the Company agree that notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreements, the definition of “Representatives” in each Confidentiality Agreement shall be deemed to include any potential equity co-investor, co-bidder, joint acquirer, strategic partner or debt or equity financing source of Parent or Parent Merger Sub and the Company’s consent shall not be required with respect to any such Persons.

Section 5.3 Solicitation.

(a) Except as permitted by this Section 5.3, during the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, the Company shall not, shall cause each of its Subsidiaries and its and their respective officers and directors to not, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives not to directly or indirectly (A) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any confidential information or access to the properties or assets of the Company or the Company’s Subsidiaries for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, or (C) approve, recommend or enter into, or publicly propose to approve, recommend or enter into, any Company Acquisition Agreement. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, release or modify any provision of an existing standstill or similar agreement to which it or one of its Subsidiaries is a party, except that prior to obtaining the Company Stockholder Approval, if after consultation with, and taking into account the advice of outside legal counsel, the Company Board or the Special Committee determines that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a Person to make, on a confidential basis, to the Company Board or the Special Committee, a Company Takeover Proposal.

(b) Upon the execution of this Agreement, the Company shall immediately cease any discussions or negotiations with any Persons (other than Parent and Parent Merger Sub) that may be ongoing as of the date hereof with respect to a Company Takeover Proposal. The Company shall promptly request that each Person (other than Parent, Parent Merger Sub, and their Representatives) that has, on or prior to the date hereof, received confidential information in connection with its consideration of a Company Takeover Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries or Representatives and shall terminate access to all data rooms furnished in connection therewith.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Company Stockholder Approval, if the Company or any of its Subsidiaries receives a Company Takeover Proposal from any Person that did not result from a breach of this Section 5.3, and if the Company Board or the Special Committee determines in good faith, after consultation with, and taking into account the advice of, its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and its Representatives may (i) enter into an Acceptable Confidentiality Agreement with the Person making such Company Takeover Proposal and thereafter furnish, pursuant thereto, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives (provided, that the Company shall, substantially concurrently with the delivery to such Person, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent) and (ii) engage in and otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal.

(d) The Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives becomes aware of a Company Takeover Proposal or any offer, proposal or inquiry relating to the Company or its Subsidiaries that would be reasonably likely to lead to or that contemplates a Company Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Company Takeover Proposal and copies of any written Company Takeover Proposal, including proposed agreements, and the identity of the Person making such Company Takeover Proposal. The Company shall keep Parent reasonably informed, on a reasonably current basis (but in any event within 48 hours), as to the status of such Company Takeover Proposal, offer, proposal or inquiry and any material changes thereto, including copies of any changes to any written Company Takeover Proposal, including proposed agreements. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company or its Subsidiaries from providing any information to Parent in accordance with this Section 5.3.

(e) Except as permitted by this Section 5.3, neither the Company Board nor the Special Committee shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation or the Special Committee Recommendation, (B) approve, adopt or recommend to the stockholders of the Company a Company Takeover Proposal or (C) fail to include the Company Recommendation or the Special Committee Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or similar agreement or binding commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) (a “Company Acquisition Agreement”) or agree or publicly propose to do any of the foregoing. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board or the Special Committee may, if the Company Board or the Special Committee has determined in good faith, after consultation with and taking into account the advice of its independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s or the Special Committee’s fiduciary duties under applicable Law, make a Company Adverse

Recommendation Change in response to an Intervening Event; provided, that prior to making such Company Adverse Recommendation Change, (I) the Company has given Parent a written notice (a “Company Notice”) of its intention to take such action specifying, in reasonable detail, the reasons therefor and the underlying facts giving rise thereto, and (II) during the period from the delivery of the Company Notice until 5:00 p.m. Eastern time, on the fourth (4th) Business Day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four (4) Business Days, the first Business Day will be the first Business Day after the date of such delivery), if requested by Parent, the Company shall and shall cause its Representatives to, engage in good faith negotiations with Parent and its Representatives regarding any changes to the terms of this Agreement so that such Intervening Event would cease to warrant a Company Adverse Recommendation Change.

(f) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, if the Company Board or the Special Committee has determined in good faith, after consultation with and taking into account the advice of its financial advisors and outside legal counsel, that a written Company Takeover Proposal that did not result from a breach of this Section 5.3, constitutes a Company Superior Proposal, the Company Board or the Special Committee may, subject to compliance with this Section 5.3(f), (i) make a Company Adverse Recommendation Change and/or (ii) cause the Company to terminate this Agreement in accordance with Section 7.1(h) in order to enter into a Company Acquisition Agreement relating to such Company Superior Proposal, subject to paying the Company Termination Fee in accordance with Section 7.3; provided, that prior to so making a Company Adverse Recommendation Change or terminating this Agreement, (A) the Company has delivered to Parent a Company Notice, including the material terms and conditions of, and the identity of the Person making, any such Company Superior Proposal, a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements, (B) during the period from the delivery of the Company Notice until 5:00 p.m. Eastern time, on the fourth (4th) Business Day following the day on which the Company delivered the Company Notice (it being understood that for purposes of calculating such four (4) Business Days, the first Business Day will be the first Business Day after the date of such delivery) (the “Notice Period”), if requested by Parent, the Company shall and shall cause its Representatives to, engage in good faith negotiations with Parent and its Representatives regarding any changes to the terms of this Agreement so that such Company Takeover Proposal ceases to constitute a Company Superior Proposal and (C) after the expiration of the Notice Period, the Company Board or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (it being understood and agreed that any changes in the financial terms or any other material amendment to the terms and conditions of such Company Superior Proposal will require a new Company Notice and a new two (2) Business Day Notice Period (it being understood that any such two (2) Business Day period will be calculated in the same manner as the initial four (4) Business Day period, will end at 5:00 pm Eastern time at the end of such two (2) Business Day period and no such new Company Notice shall reduce the initial four (4) Business Day period)).

(g) Nothing contained in this Section 5.3 shall prohibit the Company, the Special Committee, or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (for the avoidance of doubt, it being agreed that the issuance by the Company, the Special Committee or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change); provided, however, that neither the Company nor the Company Board or the Special Committee shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is a Company Takeover Proposal or otherwise effect a Company Adverse Recommendation Change with respect thereto, except as permitted by Section 5.3(e) and (f).

(h) Nothing in this Section 5.3 shall prohibit (A) the Company, the Company Board or the Special Committee, directly or indirectly through any Representative, from informing any Person of the restrictions set forth in this Section 5.3, or (B) the Company and its Representatives from contacting any Persons or group of Persons that have made a Company Takeover Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal is, or would reasonably be expected to result in, a Company Superior Proposal, and any such actions shall not be a breach of this Section 5.3.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement in preliminary form and shall cause such Proxy Statement to be filed with the SEC. Parent shall provide to the Company all information concerning Parent, Parent Merger Sub, and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The parties shall use their commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC or the staff of the SEC and file such other documents with the SEC as may be reasonably requested by the SEC in connection with the Proxy Statement. Each party shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the other party with copies of all correspondence between such party and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the parties with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or (ii) receiving notification that the SEC is not reviewing the preliminary Proxy Statement (such date, the “Clearance Date”). Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. Subject to Section 8.2, the Company shall bear all filing fees required to be paid to the SEC with respect to, and all printing and dissemination costs for, the Proxy Statement.

(b) Notwithstanding any Company Adverse Recommendation Change but subject to Section 5.4(c), the Company shall take all action necessary in accordance with applicable Law, the rules and policies of NYSE and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the dissemination of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable following the Clearance Date. Unless the Company shall have made a Company Adverse Recommendation Change in accordance with Section 5.2, the Company shall include the Company Recommendation and the Special Committee Recommendation in the Proxy Statement and shall solicit the Company Stockholder Approval at the Company Stockholders’ Meeting.

(c) Subject to Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval (which shall include hiring a proxy solicitor). The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders and shall promptly notify Parent of the receipt of any communications (whether written or oral) with any stockholder of the Company indicating that such stockholder may vote against the Merger and shall supply Parent with copies of all such communications if in written form. The Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting and (iii) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained; provided, that without the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholders’ Meeting (as so postponed or adjourned) be held on a date that is more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by applicable Law.

Section 5.5 Employee Matters.

(a) With respect to each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), for a period of twelve (12) months following the Effective Time, or such shorter period such Company Employee continues employment with Parent, or its Subsidiaries (including the Surviving Company) (and in the case of clause (iv), for the applicable period following termination of such Company Employee’s employment), Parent shall provide or cause its Subsidiaries, including the Surviving Company, to provide each such Company Employee, (i) base salary or wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity that is no less favorable than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) an annual long-term incentive opportunity that is substantially similar to the annual long-term incentive award opportunity provided to such Company Employee immediately prior to the Effective Time, provided, that, any long-term incentive compensation opportunity, or portion thereof, may be provided in the form of cash rather than equity, as determined in Parent’s sole discretion, (iv) severance benefits that are no less favorable than the severance benefits set forth on Section 5.5(a) of the Company Disclosure Schedule, and (v) employee benefits (excluding equity incentives) that are substantially comparable in the aggregate to the Company Benefit Plans listed in Section 3.9(a) of the Company Disclosure Schedule.

(b) Each Company Employee who is a participant in an annual cash bonus or other short-term incentive program maintained by the Company or any of its Subsidiaries for the year in which the Closing occurs shall be eligible to receive a cash bonus under the Company’s bonus programs for such year in which the Closing occurs as follows: (i) for the performance period that has elapsed as of the Closing Date, the bonus for such period shall be no less than the amount determined based on actual achievement of pro-rated performance goals under such bonus programs through the Closing Date, as determined immediately prior to the Closing by the Compensation Committee of the Company Board in its reasonable discretion, pro-rated based on the number of days in the applicable performance period that have elapsed as of the Closing (each, a “Pro-Rated 2022 Bonus”); and (ii) for the remaining performance period that follows the Closing Date for the fiscal year in which the Closing occurs, the bonus shall be based on actual achievement of pro-rated performance goals determined under the bonus programs maintained by Parent or its Subsidiaries, including the Surviving Company, as determined by Parent in its discretion, pro-rated based on the number of days in the applicable performance period that have elapsed following the Closing Date (collectively, the “2022 Bonus”). Subject to each such Company Employee remaining employed by Parent or its Subsidiaries, including the Surviving Company, on the payment date, Parent shall, and shall cause its Subsidiaries, including the Surviving Company, to pay the aggregate amount of the 2022 Bonuses to the applicable Company Employees at the same time that such annual bonuses are typically paid in the ordinary course of business. Notwithstanding the foregoing, in the event that any Company Employee dies, or is terminated by the Surviving Company or its Subsidiaries without cause or due to disability, in each case, prior to the payment date of the annual bonuses for the year in which the Closing occurs, Parent shall, and shall cause its Subsidiaries to, pay to such Company Employee (or his or her estate) the Pro-Rated 2022 Bonus within 60 days following such employment termination date. For purposes of this Section 5.5(b), “cause” shall have such meaning as is contained in such Company Employee’s employment or severance agreement with the Company as in effect as of the date hereof, or, if there is no such agreement, shall have such meaning as is set forth on Section 5.5(b) of the Company Disclosure Schedule.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries, including the Surviving Company, following the Closing and in which any of the Company Employees participate, including any paid time off and severance plans, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to (or level of) benefits (but not for accrual of or entitlement to pension benefits or post-employment welfare benefits, or to the extent that treatment would result in a duplication of benefits for the same period of service).

(d) Parent shall, and shall cause its Subsidiaries, including the Surviving Company, to use reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to such Company Employee and his or her eligible dependents under any plan of Parent or an Affiliate of Parent that provides health benefits in which such Company Employee is eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such Company Employee and his or her eligible dependents immediately prior to the Effective Time under the corresponding Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such Company Employee and his or her eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate of Parent during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate of Parent, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(e) Without limiting the generality of Section 8.13, no provision of this Section 5.5, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including, without limitation, any Company Employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Company Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Affiliates, (iii) shall give any Person (including, without limitation, any Company Employee) any right to continued employment or service with the Company, Parent, or any of their respective Affiliates, or (iv) is intended to prevent the Company, Parent or any of their respective Affiliates from amending or terminating any Company Benefit Plan in accordance with its terms.

Section 5.6 Regulatory Approvals; Efforts.

(a) Parent, Parent Merger Sub, Company Ltd., Company Merger Sub, and the Company shall, and shall cause their respective controlled Affiliates to, cooperate with the other parties and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under any applicable Laws to cause the conditions to the Closing set forth in Article VI to be satisfied and to consummate the Mergers as soon as possible (and in any event prior to the End Date), including (i) preparing and filing promptly all filings, forms, notices, registrations, petitions, statements, and notifications required to be filed to consummate the Mergers, (ii) using reasonable best efforts to satisfy the conditions to consummating the Mergers, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any Consent or Order of any Governmental Entity or any other Person required or advisable to be obtained or made by Parent, Parent Merger Sub, the Company or any of their respective Affiliates, including for the Required Regulatory Consents, in connection with the transactions, or the taking of any action, contemplated by this Agreement, including the Mergers, (iv) defending any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Mergers, and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, each of Parent, Parent Merger Sub, and the Company shall, and shall cause its respective Affiliates to, (A) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the transactions contemplated by this Agreement within ten (10) Business Days after the date of this Agreement, (B) use reasonable best efforts to make or cause to be made an appropriate filing of a draft joint voluntary notice to obtain the CFIUS Approval within fifteen (15) Business Days after the date of this Agreement, (C) make or cause to be made all other filings, forms, notices, registrations and notifications set forth on Section 5.6(a) of the Company Disclosure Schedule relating to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (D) make or cause to be made all other required or advisable filings, forms, notices, registrations and notifications (i) under the Communications Laws, including with the FCC and State PUCs, and (ii) with or to any other Governmental Entity set forth on Section 5.6(a) of the Company Disclosure Schedule, in each case, within ten (10) Business Days after the date of this Agreement, and (E) respond to and comply with, as promptly as practicable, any request, requirement or demand for information or documents from any Governmental Entity in connection with the HSR Act, Communications Laws or any other Antitrust Law or foreign investment Law or otherwise in connection with the transactions contemplated by this Agreement (including responding to any “second request” for additional information and documentary material under the HSR Act as promptly as practicable). Further, Parent shall, and shall cause its controlled Affiliates to, use reasonable best efforts to take all actions necessary to avoid or eliminate each and every impediment, including any Order, that may be asserted by a Governmental Entity with respect to the transactions contemplated by this Agreement or in connection with granting any Required Regulatory Consent so as to enable the Closing to occur as promptly as possible (and in any event prior to the End Date). Further, Parent shall cause its Affiliates to, as required, assist in the preparation and filing of any required filings. Parent shall pay all filing fees associated with all filings, forms, notices, registrations and notifications under the HSR Act and other antitrust, competition, merger control and foreign investment Laws.

(b) Parent and Parent Merger Sub shall, after taking into account in good faith the views of the Company, be permitted to “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act once, but otherwise shall not, without the prior written consent of the Company, (i) extend or restart the waiting, review or investigation period under any applicable antitrust, competition, merger control or foreign investment Law or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, any of the transactions contemplated by this Agreement.

(c) Without limiting the generality of anything contained in Section 5.6(a), each party hereto shall: (i) give the other parties notice as promptly as practicable of the commencement by any Governmental Entity of any Proceeding by or before any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement; (ii) keep the other parties promptly informed as to the status of any such Proceeding; and (iii) inform the other parties as promptly as practicable of any material written communication or material oral communication from the Federal Trade Commission, the Department of Justice, CFIUS, any Telecommunications Regulatory Authority or any other Governmental Entity regarding the Mergers. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any Proceeding under or relating to (A) the HSR Act or any other Antitrust Laws or foreign investment Laws, (B) any Communications Law or (C) any Required Regulatory Consents. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each material meeting or conference relating to such Proceeding and to have access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Entity in connection with such Proceeding. Notwithstanding the foregoing, any party may, as it deems necessary, reasonably designate any competitively sensitive material provided to any other party under this Section 5.6(b) as “outside counsel only”; provided, however, that materials may also be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) Without limiting the generality of the foregoing, Parent and Parent Merger Sub shall, and shall cause their respective Affiliates to, use their reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act and the receipt of all other Required Regulatory Consents as soon as possible and prior to the End Date and take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, including taking all such action as may be necessary to resolve such objections, if any, as any Governmental Entity or other Person may assert under any antitrust, competition, merger control or foreign investment Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity so as to enable the transactions contemplated by this Agreement to be consummated as soon as possible and prior to the End Date. At the request of the Company, Parent and Parent Merger

Sub shall, and shall cause their respective Affiliates to, contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable Order, any Proceeding brought by a Governmental Entity or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of the transactions contemplated by this Agreement, as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any Proceeding that would otherwise have the effect of restraining, prohibiting, preventing or delaying the consummation of the transactions contemplated by this Agreement; provided, that in the absence of such a request from the Company, Parent shall not be required to take the actions described in this sentence.

(e) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Parent and Parent Merger Sub shall, and shall cause their respective controlled Affiliates to, use reasonable best efforts to take any and all steps necessary to eliminate each and every impediment under the HSR Act and any other antitrust, competition, merger control or foreign investment Law that is asserted by any Governmental Entity or any other Person so as to enable the parties to consummate the transactions contemplated by this Agreement as soon as possible and prior to the End Date, including, but not limited to, offering, proposing, negotiating, agreeing and committing to and effecting, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to, any assets, product lines, businesses or interests of Parent, the Company, or any of Parent’s or the Company’s Affiliates, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements of Parent, the Company, or any of Parent’s or the Company’s Affiliates, (iii) conduct of business restrictions, including restrictions on Parent’s or its Affiliates’ ability to manage, operate or own any assets, product lines, businesses or interests, (iv) any other change or restructuring of Parent, the Company, or any of Parent’s or the Company’s Affiliates and other actions and non-actions with respect to assets, product lines, businesses or interests of Parent, the Company, or any of Parent’s or the Company’s Affiliates and (v) any other condition, commitment, remedy or undertaking of any kind, in each case of (i) through (v), in order to obtain any and all actions, Consents and Orders from Governmental Entities as soon as possible and prior to the End Date, including committing to take any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, Consent or approval of any Governmental Entity, (y) no decree, judgment, decision, injunction, temporary restraining order or any other Order in any Proceeding and (z) no other matter relating to any antitrust, competition, merger control or foreign investment Law, would preclude the occurrence of the Closing prior to the End Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.6 or elsewhere in this Agreement shall require Parent or Parent Merger Sub to take or agree to take any action, including any action contemplated by this Section 5.6(e), with respect to any of its Affiliates (including any Person in which any of its Affiliates has any debt or equity investment and any affiliated or commonly advised investment fund) or any direct or indirect portfolio company (as such term is understood in the private equity industry) thereof, other than the Company, the Surviving Company, Company Ltd., Surviving Company Ltd. or any of their respective Subsidiaries.

Section 5.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Mergers, the Voting and Support Agreements, the Rollover and Support Agreements or any other transactions contemplated by this Agreement and the Voting and Support Agreements and the Rollover and Support Agreements, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby and by the Voting and Support Agreements and the Rollover and Support Agreements.

Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other prior to issuing, and give each other the reasonable opportunity to review and comment upon, any other press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the Company (in the case of Parent or Parent Merger Sub) or Parent (in the case of the Company, Company Ltd. or Company Merger Sub) (in each case, which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a party may, without such prior consent, issue such press release or make such public announcement (a) so long as such release or announcement contains statements with respect to this Agreement and the transactions contemplated hereby that are consistent in all material respects with previous statements made in compliance with this Section 5.8, (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby or (c) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that the Company shall be permitted to issue press releases and make public announcements with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change made in accordance with Section 5.2 without being required to consult with or obtain consent from Parent. Notwithstanding the foregoing, Parent and its Affiliates, may, without such consultation or consent, make disclosures and communications to existing or prospective direct or indirect general and limited partners, equity holders, members, managers, investors and financing sources of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.9 Exculpation; Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company, Surviving Company Ltd., and Parent shall exculpate, defend, indemnify and hold harmless all past and present directors, officers and employees of the Company and Company Ltd. or any of their respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company and Company Ltd. or any of their respective Subsidiaries (collectively, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and, subject to the proviso below, amounts paid in settlement in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of acts or omissions, in each case, occurring at or prior to the Effective Time in connection with such Persons serving as an officer or director or other fiduciary in any entity at the request or for the benefit of the Company,

Company Ltd. or any of their respective Subsidiaries (including in connection with serving at the request of the Company, Company Ltd. or such Subsidiary as a director, officer or representative of another Person (including any employee benefit plan)), including acts or omissions occurring in connection with the process resulting in and the authorization, adoption and approval of, and entry into, this Agreement and the consummation of the transactions contemplated hereby; provided, that (i) none of Parent, the Surviving Company or Surviving Company Ltd. shall be liable for any settlement effected without their prior written consent (which may not be unreasonably withheld, delayed or conditioned), (ii) except for counsel engaged for one or more Covered Persons on the date hereof, none of Parent, the Surviving Company or Surviving Company Ltd. shall be obligated under this Section 5.9 to pay the fees and expenses of more than one legal counsel for all Covered Persons in any jurisdiction with respect to any single Proceeding (unless a Covered Person reasonably concludes, based upon an opinion of counsel, that such Covered Person may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with defenses or counterclaims of one more other Covered Persons in such Proceeding) and (iii) none of Parent, the Surviving Company or Surviving Corporation Ltd. shall have any obligation hereunder to pay legal or other expenses to any Covered Person in advance of a final disposition of an action unless Parent, the Surviving Company or Surviving Corporation Ltd. receives an undertaking by or on behalf of such Covered Person to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Covered Person is not entitled to be indemnified by Parent, the Surviving Company or Surviving Corporation Ltd. From and after the Effective Time, Parent, the Surviving Company and Surviving Company Ltd. shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, Company Ltd. Organizational Documents or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any other Subsidiary of the Company, in each case, as in effect as of the date hereof, and indemnification agreements, if any, in existence on the date of this Agreement. In the event of any such Proceeding: (A) the Surviving Company and Surviving Company Ltd. shall have the right to control the defense thereof after the Effective Time; and (B) the Surviving Company shall pay the reasonable fees and expenses of one legal counsel retained by the Covered Persons, promptly after statements therefor are received. Notwithstanding anything to the contrary contained in this Section 5.9(a) or elsewhere in this Agreement, Parent, the Surviving Company and Surviving Company Ltd. each agrees that it shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought under this Section 5.9(a) unless such settlement, compromise, consent or termination obligates Parent, the Surviving Company or Surviving Company Ltd. to pay the full amount of any liability in connection with such Proceeding and includes an unconditional release of all Covered Persons from all liability arising out of such Proceeding.

(b) For not less than six (6) years from and after the Effective Time, except to the extent otherwise expressly prohibited by applicable Law, the articles of incorporation and bylaws of the Surviving Company and the operating agreement of Surviving Company Ltd. shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are set forth in the Company Organizational Documents and the Company Ltd. Operating

Agreement, respectively, as of the date of this Agreement. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors or officers of the Company, Company Ltd. or any their respective Subsidiaries shall be assumed by the Surviving Company and Surviving Company Ltd., without any further action, and shall continue in full force and effect in accordance with their terms.

(c) At or prior to the Effective Time, the Company and Company Ltd. may obtain and pay for prepaid “tail” insurance policies, each with a claim period of six (6) years from and after the Effective Time, with respect to directors’ and officers’ liability insurance and fiduciary insurance that provides coverage for the current and former directors and officers of the Company and Company Ltd. who were or are currently (and any additional individuals who prior to the Effective Time become) directors or officers of the Company or Company Ltd. covered by any of the Company’s or Company Ltd.’s directors’ and officers’ liability insurance policies with respect to acts or omissions occurring at or prior to the Effective Time on terms and conditions reasonably acceptable to Parent and providing benefits that are substantially equivalent to and in any event not less favorable than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and the Surviving Company and Surviving Company Ltd. shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor their respective obligations under each policy; provided, that in no event shall the aggregate premiums payable for such “tail” policies for their entire period exceed an amount equal to 300% of the aggregate current annual premiums paid by the Company and Company Ltd. for such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premiums necessary to procure such insurance coverage exceeds the Maximum Amount, the Company and Company Ltd. shall be entitled to procure for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. If the Company and Company Ltd. for any reason does not obtain such prepaid “tail” insurance as of the Effective Time, the Surviving Company and Surviving Company Ltd. shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time for the current and former directors and officers of the Company and Company Ltd., the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company and Company Ltd.

(d) In the event that Parent, the Surviving Company or Surviving Company Ltd. or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, and shall not limit in any way any other rights to indemnification or contribution that any such individual may have under applicable Law, the Company Organizational Documents, the Company Ltd. Organizational Documents, by contract or otherwise. From and after the Effective Time, the obligations under this Section 5.9 shall not be terminated or modified in any manner that adversely affects the rights of the Covered Persons to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Covered Person has consented in writing to such termination or modification, it being expressly agreed that the Covered Persons (including their respective heirs and representatives) shall be express third party beneficiaries of this Section 5.9. In the event of any breach by Parent, the Surviving Company or Surviving Company Ltd. of this Section 5.9, Parent, the Surviving Company and Surviving Company Ltd. shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.

(f) The obligations of Parent, the Surviving Company and Surviving Company Ltd. under this Section 5.9 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that if any claim (whether arising before, at or after the Effective Time) is brought against a Covered Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the full and final resolution of such claim.

Section 5.10 Section 16 Matters. Subject to and upon the terms and conditions of this Agreement, prior to the Effective Time, the Company shall take all such steps as may be required or reasonably necessary or advisable to cause any dispositions of shares of Company Common Stock or other equity securities (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Financing and Financing Cooperation.

(a) Parent and Parent Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing contemplated by the Commitment Letters on or prior to the Closing Date on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to: (i) cause the Equity Investor to maintain in full force and effect the Equity Commitment Letter and maintain in full force and effect the Debt Commitment Letter; (ii) negotiate and enter into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter or otherwise on terms and conditions no less favorable, in the aggregate, to Parent and Parent Merger Sub (as determined in the reasonable judgment of Parent) as the terms and conditions set forth in the Debt Commitment Letter (the “Definitive Debt Financing Agreements”); (iii) satisfy on a timely basis, and in a manner that will not impede the ability of the parties to consummate the Merger upon the date which the Merger is required to be consummated pursuant to the terms hereof, in each case, to the extent in the control of Parent or Parent Merger Sub, all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements and complying with their respective obligations thereunder and (iv) if the conditions to the Financing have been satisfied in Parent’s reasonable good faith judgment, consummating the Financing at or prior to the Closing. Parent and Parent Merger Sub shall comply with their obligations, and enforce their rights, under the Commitment Letters and the Definitive Debt Financing Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letter or any Definitive Debt Financing Agreement (other than the consummation of the Mergers) have been satisfied, Parent and Parent Merger Sub shall cause the Lenders and the Equity Investor thereunder to comply with their respective obligations thereunder, including to fund the Financing. Parent shall keep the Company informed on a reasonable current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters. Parent shall give the Company prompt notice of (i) any actual breach or default, repudiation, termination or cancellation by any party of its obligations under the Commitment Letters, (ii) any written notice or other written communication from any Lender, the Equity Investor or other financing source with respect to any actual or threatened breach, default, repudiation, cancellation or termination, by any party to the Commitment Letters or any Definitive Debt Financing Agreement or (iii) any fact, change, event or circumstance that is reasonably likely to have (or with the lapse of time or notice or both), individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters and/or Definitive Debt Financing Agreements including that Parent will not reasonably be able to obtain all or a portion of the Financing contemplated by the Financing or the Definitive Debt Financing Agreements, in each case, of which Parent or Parent Merger Sub becomes aware or any termination of the obligations under the Commitment Letters.

(b) Neither Parent or Parent Merger Sub shall, without the prior written consent of the Company: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Definitive Debt Financing Agreements if such amendment, modification, waiver or remedy, would or would reasonably be expected to (i) materially and adversely affect or delay in any respect Parent’s or Parent Merger Sub’s ability to consummate the transactions contemplated by this Agreement or the ability of Parent or Parent Merger Sub to enforce its rights under the Financing Commitments or (ii) add new (or modify existing) conditions to the consummation of all or any portion of the Financing or reduce the amount of the Financing, in each case, without the consent of the Company (not to be unreasonably withheld or delayed); provided, that Parent and Parent Merger Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof or otherwise so long as the terms would not adversely impact the ability of Parent or Parent Merger Sub to timely consummate the Merger or the likelihood of consummation of the Merger or the ability of Parent or Parent Merger Sub to enforce its rights under the Financing Commitments. Upon any such amendment, modification or waiver, the term “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, other modification or waiver of the Debt Commitment Letter.

(c) If all or any portion of the Debt Financing becomes unavailable, or the Debt Commitment Letter or Definitive Debt Financing Agreements shall be withdrawn, repudiated, reduced by a material amount or by an amount such that Parent and Parent Merger Sub would not have funds in an amount sufficient to consummate the transactions contemplated by this Agreement, terminated or rescinded for any reason, then Parent shall (i) promptly notify the Company in writing of such unavailability, withdrawal, repudiation, reduction in amount, termination or rescission and the reason therefor and (ii) use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, from the same and/or alternative financing sources, alternative financing (A) in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Amounts and (B) which does not include any terms or conditions to the consummation of such alternative financing that would or would reasonably be expected to materially and adversely affect or delay in any material respect Parent or Parent Merger Sub’s ability to consummate the transactions contemplated by this Agreement. In the event any alternative financing is obtained in accordance with this Section 5.11(a) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters, as applicable, and the definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.11 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing.

(d) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent and at Parent’s sole cost and expense, in connection with the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to: (i) furnish to Parent and its financing sources such financial, statistical and other pertinent information (but not projections or other forward-looking information) relating to the Company and its Subsidiaries as may be reasonably requested by Parent solely to the extent such information is within the Company’s or any of its Subsidiaries’ control and (1)(x) reasonably available thereto, (y) prepared by or for the Company or any of its Subsidiaries in the ordinary course of business or (2) in the form and substance of (or not more burdensome to prepare than) the financial information (including property-level financing information) delivered to Parent and Parent Merger Sub prior to the date hereof, (ii) make appropriate officers of the Company and its Subsidiaries available at reasonable times and locations agreed by the Company for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing, (iii) assist Parent and its financing sources with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents necessary, proper or advisable in connection with any syndication of the Debt Financing, (iv) [reserved], (v) provide and execute documents as may be reasonably requested by Parent in connection with such Debt Financing, including all documentation and other information required by bank regulatory authorities under applicable beneficial ownership regulations, “know-your-customer” and anti-money laundering rules and regulations (the “KYC Certifications”) and other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent in connection with the Debt Financing, and facilitating the obtaining of guarantees and pledging collateral in connection with the Debt Financing, in each case to be effective as of no earlier than the Closing, (vi) as may be reasonably requested by Parent, following the obtainment of the Company Stockholder Approval, form new direct or indirect Subsidiaries of the Company pursuant to documentation reasonably satisfactory to Parent and the Company, (vii) as may be reasonably requested by Parent, following the obtainment of the Company Stockholder Approval and provided such actions would not adversely affect the Tax status of the Company or its Subsidiaries or cause the Company to be subject to additional Taxes that are not indemnified by Parent under the second to last sentence of this Section 5.11(d), transfer or otherwise restructure its ownership of existing Subsidiaries, properties or other assets, in each case, pursuant to documentation reasonably satisfactory to Parent and the Company, (viii) provide reasonable assistance with respect to the review and delivery of guarantees and granting of mortgages, pledges and security interests in collateral for the Debt Financing, and using commercially reasonable efforts to obtain any consents associated therewith, (ix) to the extent reasonably requested by a financing source, using commercially reasonable efforts to obtain estoppels and certificates from tenants, lenders, managers, franchisors, ground lessors and counterparties to other real property interest agreements in form and substance reasonably satisfactory to any potential financing source, (x) cooperate in connection with the repayment or defeasance of any existing indebtedness of the Company or any of its Subsidiaries incurred after the date hereof and in existence as of the Effective Time and the release of related Liens, including delivering such payoff, defeasance or similar notices under any existing loans of the Company or any of its Subsidiaries as reasonably requested by Parent, and (xi) to the extent reasonably requested by a financing source, permit Parent and its Representatives to conduct appraisal and environmental and engineering inspections of each real estate property owned and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased by the Company or any of its Subsidiaries (provided, however, that (A) neither Parent nor its Representative shall have the right, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, provided, that Company shall not unreasonably withhold its consent if such testing or analysis is reasonably required by Lenders in connection with the findings of any Phase I environmental site assessment conducted in connection with the Financing, (B) Parent shall schedule, coordinate and conduct all inspections with the Company in accordance with Section 5.2(a), and (C) the Company shall be entitled to have representatives present at all times during any such inspection). No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.11(d) shall be required to be effective until the Effective Time other than the KYC Certifications.

(e) In addition, notwithstanding anything in this Section 5.11 to the contrary, in fulfilling its obligations pursuant to this Section 5.11, none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (i) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with any Financing prior to Closing, (ii) take or permit the taking of any action that would conflict with or violate the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (iii) take or permit the taking of any action that would reasonably be expected to result in any material violation or breach of, or default (with or without lapse of time, or both) under, any applicable Law or Material Contract of the Company or any of its Subsidiaries, (iv) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or could result in the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation (provided, the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner than does not violate this clause (iv)), (v) prepare any financial statements or information (including property-level financial information) that are not available to and prepared in the ordinary course of its financial reporting practice or prepare any pro forma financial statements or information, (vi) pass resolutions or consents or approve or authorize the execution of or amendment of, or execute or amend, the Debt Financing or the Definitive Debt Financing Agreements or any agreement, document or instrument of any kind that will be effective prior to the Effective Time, (vii) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (viii) bear any cost or expense or pay any commitment fee or other similar fee or make any other payment, excluding those fees, expenses, financial commitments or other financial obligations that the Company is reimbursed for by Parent, (ix) deliver or obtain opinions of internal or external counsel or auditors or (x) provide any cooperation that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Nothing contained in Section 5.11(d) or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an issuer or other obligor with respect to the Debt Financing. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company at the request of Parent pursuant to this Section 5.11(d). Parent shall (A) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.11 (including reasonable attorneys’ fees), (B) indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them in connection with any actions taken by them pursuant to Section 5.11(d) and (C) reimburse and/or indemnify the Company for costs, losses, damages, claims, expenses and taxes suffered or incurred in connection with actions taken pursuant to clauses (d)(vi) and (vii) and any information used in connection with any of the foregoing (other than information provided to Parent in writing by the Company or its Subsidiaries specifically in connection with their obligations pursuant to this Section 5.11(d)), except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Company and its Subsidiaries (and their respective Representatives). The Company hereby consents to the reasonable use of its logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company and its Subsidiaries or their reputation or goodwill.

(f) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 5.11(d), represent the sole obligation of the Company, its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Parent Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Parent Merger Sub, or any of their respective Affiliates or any other financing transaction be a condition to any of Parent’s or Parent Merger Sub’s obligations hereunder.

(g) Notwithstanding anything to the contrary in this agreement, the Company’s breach of, or non-performance of, any of the covenants required to be performed by it under this Section 5.11 shall not be a condition of Parent or Parent Merger Sub to Closing and shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless (i) such breach is a willful and material breach, (ii) such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at Closing and (iii) unless and until (x) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 5.11(d) or Section 5.17, (y) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company, its Subsidiaries or its or their respective Representatives to provide any cooperation that it would not otherwise be required to provide under Section 5.11(d) or Section 5.17), and (z) the Company and its Subsidiaries fail to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such Non-Cooperation Notice.

(h) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreements.

(i) The Company covenants to reasonably cooperate with Parent in Parent’s efforts to obtain title insurance and surveys, at Parent’s sole cost and expense, for the Company Real Property on or before Closing including, but not limited to, the Company and its Subsidiaries providing any corrective title documents, customary certifications, customary affidavits, releases and terminations (in each case, with respect to Liens that are not Permitted Liens) and similar documents or filings, in each case, as reasonably required by Parent’s title insurance company to issue a title insurance policy at Closing insuring Parent’s (or its designated subsidiary) title to the Company Real Property as required by the terms of this Agreement.

Section 5.12 Transaction Litigation. The Company shall promptly (and in any event, within two (2) Business Days) notify the other parties hereto in writing of any shareholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Voting and Support Agreements, the Rollover and Support Agreements, the Mergers and/or the other transactions contemplated by this Agreement, the Voting and Support Agreements or the Rollover and Support Agreements (“Transaction Litigation”) prior to the Effective Time and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by facilitating meetings between counsel of the Company and counsel of Parent, promptly and diligently responding to reasonable inquiries with respect to such Transaction Litigation made by Parent or its counsel and promptly furnishing to the other parties hereto and their Representatives such information relating to such Transaction Litigation as may be reasonably requested). The Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) the defense, negotiation or settlement of any Transaction Litigation. The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to any such Transaction Litigation and the Company will consult with Parent regarding the defense, settlement or compromise of any such Transaction Litigation and consider Parent’s views with respect to any such Transaction Litigation.

Section 5.13 Obligations of Parent Merger Sub. Parent shall cause Parent Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Company, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Class A Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Class A Common Stock under the Exchange Act as promptly as practicable after such delisting. If the Company is reasonably likely to be required to file any quarterly or annual reports pursuant to the Exchange Act within ten (10) days following the date of the Closing, the Company will deliver to Parent at least five (5) days prior to the filing date a draft, which is sufficiently developed such that it can be timely filed with a reasonable amount of effort within the time available, of any such reports reasonably likely to be required to be filed during such period.

Section 5.15 Dividends. For the avoidance of doubt, prior to the Effective Time, the Company and each of its Subsidiaries may make Tax Distributions (as defined in the Company Ltd. Operating Agreement) in accordance with Section 5.1(b)(C) and/or (b) in accordance with Section 5.1(b) or Section 5.1(c).

Section 5.16 Taxes.

(a) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), including by, upon written request, using commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement). From and after the Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of shares of Company Common Stock and Company Ltd. Common Units, all Transfer Taxes.

(b) On or prior to the Closing Date, Company Ltd. shall use commercially reasonable efforts to cause each holder of Company Ltd. Common Units and holder of any other equity interest of Company Ltd. shall deliver to Parent a valid IRS Form W-9 or IRS Form W-8, as applicable, and Company Ltd. shall provide Parent with any necessary information in connection with, and shall reasonably cooperate with Parent in determining, the amount of withholding, if any, required to be deducted and withheld in connection with the transactions contemplated by this Agreement pursuant to Sections 1445 and/or 1446(f) of the Code.

(c) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, the Company and each of its Subsidiaries shall use reasonable best efforts to allow the Company and/or any of its Subsidiaries to continue to realize (i) any and all Tax benefits pursuant to the PAYMENT IN LIEU OF TAXES AGREEMENT, dated November 17, 2016, between the County of Kent, a Michigan municipal corporation, and the Charter Township of Gaines, a Michigan charter township, and Switch, Ltd. and (ii) any reduction in sales and use Taxes in the State of Nevada consistent with past practice.

Section 5.17 Payoff. The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least one (1) Business Day prior to the Closing Date, (a) customary payoff letters with respect to the Existing Credit Agreement and (b) other customary documents relating to the release of guarantees and liens under the Existing Credit Agreement and any related security documents.

Section 5.18 Senior Notes. The Company and its Subsidiaries shall, if requested by Parent and at Parent’s sole cost and expense, use their reasonable best efforts to provide all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with a redemption or prepayment of one or more series of Senior Notes and the satisfaction and discharge under the applicable indentures governing such series of Senior Notes, in each case, effective no earlier than the Closing, including using reasonable best efforts to take such actions (at the sole cost and expense of Parent), including the issuance of a notice of redemption and all other customary certificates, opinions and other documentation (collectively, the “Redemption Documents”), as may be required under the terms of the applicable series of Senior Notes to effect such redemption or prepayment effective as of the Closing. Parent and Parent Merger Sub shall use their reasonable best efforts to cooperate with any such activities contemplated by this Section 5.18. The parties acknowledge and agree that the redemption or prepayment and the satisfaction and discharge contemplated by this Section 5.18 shall not be a condition to consummating any of the transactions contemplated by this Agreement. The Company and its Subsidiaries shall provide Parent an opportunity to review and comment on the Redemption Documents and to include any proposed changes thereon that Parent reasonably requests within two (2) Business Days of receipt of the proposed Redemption Documents.

Section 5.19 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties (a) of any written notice or other written communication received from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any other Person alleging that the consent of such Person is or may be required in connection with the Mergers, if the subject matter of such communication or the failure to obtain such consent would reasonably be expected to prevent or materially delay, interfere with, hinder or impede the ability of the Company, Company Ltd., and Company Merger Sub to consummate any of the transactions contemplated hereby (including the Mergers or the Financing) in accordance with the terms of this Agreement or to comply with their obligations under this Agreement in all material respects (other than with respect to Antitrust Laws, which are the subject of Section 5.6); provided, however, that no such notification shall affect or be deemed to modify or cure any breach of any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Parent Merger Sub to consummate the transactions contemplated hereby or the remedies available to the parties hereunder.

Section 5.20 Director Resignations. The Company shall cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors identified by Parent in writing to the Company two (2) Business Days prior to the Closing Date), which resignations shall be effective at the Effective Time.

Section 5.21 REIT Conversion. The Company shall keep Parent reasonably informed regarding any material developments with respect to the Company’s conversion to a REIT and will consult with Parent in good faith with respect to material actions to be taken in connection with causing the Company to be treated as a REIT. The Company shall not (i) cause the Company to be treated as a REIT, without Parent’s prior written consent, or (ii) communicate with the IRS with respect to its conversion to a REIT, without the Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing contained herein shall prevent the Company from forming new entities or restructuring any Subsidiaries in connection with its preparation for the Company to be treated as a REIT in 2023; provided, further, transfer of any assets and Contracts into such newly formed entities or in connection with any such restructuring shall be subject to Parent’s approval (not to be unreasonably withheld, conditioned or delayed, it being understood that it will be unreasonable to withhold such consent unless Parent reasonably believes such transfer would adversely affect the Debt Financing (or Alternative Financing)).

Section 5.22 Assignment of Contracts. At the request of Parent, as part of the Mergers and effective as of the Effective Time, the Company shall use commercially reasonable efforts to cause those customer Contracts identified by Parent to the Company to be assigned to one or more Subsidiaries of the Company as designated by Parent.

Section 5.23 Voting Agreement. Notwithstanding anything in this Agreement to the contrary, during the period from the date hereof until the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, the Company and its Subsidiaries shall not amend, terminate, waive compliance with the terms of or breaches under, or permit the assignment of, or fail to enforce its rights under the Company Voting Agreement without the prior written consent of Parent.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction (or mutual written waiver by the Company and Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and policies of NYSE and the Company’s Organizational Documents.

(b) All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated, and all Consents set forth on Schedule 6.1(b) (together, the “Required Regulatory Consents”) shall have been obtained.

(c) No Order (whether temporary, preliminary or permanent) shall have been issued, entered or enforced, and shall continue to be in effect, and no Law shall have been enacted, issued, promulgated or adopted that remains in effect or shall be effective, in each case, that prevents, enjoins, prohibits, restrains or makes illegal the consummation of the Mergers.

Section 6.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company and Company Ltd. to effect the Mergers is further subject to the satisfaction (or written waiver by the Company, to the extent permissible under applicable Law) on or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Parent Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and the representations and warranties of Parent and Parent Merger Sub set forth in Article IV that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect set forth therein), except where such failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period.

(b) Each of Parent and Parent Merger Sub shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized representative of Parent, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Parent Merger Sub, respectively, have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Parent Merger Sub to Effect the Mergers. The obligation of Parent and Parent Merger Sub to effect the Mergers is further subject to the satisfaction (or the written waiver by Parent, to the extent permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Company (i) set forth in the third sentence of Section 3.3(a) and Section 3.11(b) shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date, (ii) set forth in Section 3.2(a) shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing Date, subject only to de minimis inaccuracies, (iii) set forth in Section 3.1, Section 3.2 (other than Section 3.2(a)), Section 3.3(a) (other than the third sentence thereof), Section 3.3(b), and Section 3.20 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i) through (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company, Company Merger Sub, and Company Ltd. shall have performed and complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Each Rollover Member shall have performed or complied with the obligations of such Rollover Member under Section 1.1 and 1.2 of such Rollover Member’s Rollover and Contribution Agreement, provided that if Parent terminates a Rollover Member’s Rollover and Contribution Agreement, this condition in Section 6.3(c) shall be deemed to be satisfied with respect to such Rollover Member.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(e) have been satisfied.

(e) From the date of this Agreement through the Closing Date, there shall not have occurred any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) The TRA Amendment shall be in full force and effect.

(g) On the Closing Date, individual special purpose entity Subsidiaries of the Company shall consummate the acquisition of the Las Vegas GL Properties pursuant to and in accordance with the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of the date of this Agreement (the “Land Purchase Agreement”), by and between Company Ltd. as buyer and Beltway Business Park, L.L.C., Beltway Business Park Warehouse No. 3, LLC, Beltway Business Park Warehouse No. 4, LLC, Beltway Business Park Warehouse No. 6, LLC, Beltway Business Park Warehouse No. 8, LLC, as the sellers, without giving effect to any amendment, restatement, modification or waiver thereto, and fee title to the Las Vegas GL Properties shall be owned by such individual special purpose entity Subsidiaries of the Company as of Closing free and clear of all Liens other than Permitted Liens.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Company Stockholder Approval (other than the termination rights set forth in Section 7.1(d), Section 7.1(g) or Section 7.1(h), each of which may only be invoked prior to the Company Stockholder Approval):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, upon written notice to the other, if the Mergers shall not have been consummated on or prior to 5:00 p.m. Eastern Time on the six (6) month anniversary of the date of this Agreement (as such date may be extended pursuant to the immediately succeeding proviso, the “End Date”); provided, however, that if, on such date, the conditions to Closing set forth in Section 6.1(b), Section 6.1(c) and/or Section 6.3(g) shall not have been satisfied but all other conditions to Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended for two (2) successive three (3) month periods and such date shall become the End Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent if the failure by the Company, Company Ltd., or Company Merger Sub (in the case of termination by the Company) or Parent or Parent Merger Sub (in the case of termination by Parent) to perform or comply in any material respect with any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent, upon written notice to the other, if an Order by a Governmental Entity of competent jurisdiction shall have been issued or entered, or a Law shall have been enacted or adopted, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company or Parent if such Order or Law resulted from the material breach by the Company, Company Merger Sub, or Company Ltd. (in the case of termination by the Company) or Parent or Parent Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(d) by either the Company or Parent, upon written notice to the other, if the duly held Company Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, upon written notice to Parent, if Parent or Parent Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is sixty (60) days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided, that the Company, Company Merger Sub, and Company Ltd. are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(f) by Parent, upon written notice to the Company, if the Company, Company Merger Sub, or Company Ltd. shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is sixty (60) days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided, that Parent and Parent Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(g) by Parent, upon written notice to the Company, at any time prior to the receipt of the Company Stockholder Approval, in the event (i) the Company Board or any committee thereof (including the Special Committee) shall have made a Company Adverse Recommendation Change, (ii) the Company shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders), (iii) the Company Board or the Special Committee shall have failed to publicly reaffirm the Company Recommendation or Special Committee Recommendation within ten (10) Business Days after the date a Company Takeover Proposal shall have been publicly announced (or if the Company Stockholders’ Meeting is scheduled to be held within ten (10) Business Days from the date a Company Takeover Proposal is publicly announced, promptly and in any event prior to the date on which the Company Stockholders’ Meeting is scheduled to be held), or (iv) the Company or any of its Subsidiaries enters into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement in compliance with Section 5.3(c));

(h) by the Company, upon written notice to Parent, at any time prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.3(f), in order to accept a Company Superior Proposal which did not result, directly or indirectly, from a breach of Section 5.3 and enter into a Company Acquisition Agreement providing for the consummation of such Company Superior Proposal; provided, that the Company shall have (i) previously or concurrently paid the Company Termination Fee in accordance with Section 7.3(a) (and such termination shall not be effective until the Company has paid such Company Termination Fee in accordance with Section 7.3(a)) and (ii) substantially concurrently with such termination, entered into a Company Acquisition Agreement; and

(i) by the Company, upon written notice to Parent, (i) if all of the conditions set forth in Section 6.1 and Section 6.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing), (ii) the Company has confirmed by written notice to Parent that (A) all conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date such notice is received by Parent or that it is willing to waive any unsatisfied conditions in Section 6.2), (B) the Mergers are required to be consummated pursuant to Section 1.2, and (C) that the Company is ready, willing and able to consummate the Mergers on the date such notice is delivered and through the end of the next succeeding five (5) Business Days, and (iii) Parent fails to consummate the Mergers and the other transaction contemplated by this Agreement within five (5) Business Days after the later of (x) receipt by Parent of the notice referred to in clause (ii) and (y) the date the Mergers were required to be consummated pursuant to Section 1.2.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Guarantees, the Confidentiality Agreements and the provisions of the last sentence of Section 5.11(d), this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, Company Merger Sub, Company Ltd., Parent, Parent Merger Sub, Financing Party or Parent Related Party except as provided in the Guarantees, the Confidentiality Agreements, the final sentence of Section 5.11(d), and Section 7.3; provided, that subject to Section 7.3(e) and Section 7.3(f) (including the limitations of liability set forth therein), no such termination of this Agreement shall relieve any party hereto from Liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fees.

(a) If (i) this Agreement is terminated by (A) the Company pursuant to Section 7.1(h), (B) Parent pursuant to Section 7.1(g) or (C) by either the Company or Parent pursuant to Section 7.1(d) at a time when this Agreement was terminable by Parent pursuant to Section 7.1(g) or (ii) (A) after the date of this Agreement and prior to (x) the Company Stockholders’ Meeting (in the case of Section 7.1(d)), (y) the breach giving rise to such right of termination (in the cause of Section 7.1(f)) and (z) the termination of this Agreement (in the case of Section 7.1(b)), a Company Takeover Proposal (substituting 50% for the 20% threshold set forth in the definition of “Company Takeover Proposal”) shall have been made (which, in the case of Section 7.1(d), shall have been publicly made and not withdrawn at least three (3) Business Days prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof)), (B) thereafter this Agreement is terminated by (x) Parent or the Company pursuant to Section 7.1(d), (y) Parent pursuant to Section 7.1(f) or (z) Parent or the Company pursuant to Section 7.1(b), and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to any Company Takeover Proposal (substituting 50% for the 20% threshold set forth in the definition thereof) (whether or not the same Company Takeover Proposal as that made prior to the termination of this Agreement), then the Company shall pay Parent the Company Termination Fee in immediately available funds (1) in the case of clause (i)(A), prior to or concurrently with such termination, (2) in the case of clauses(i)(B) and (i)(C), within two (2) Business Days after the date of such termination by Parent or (3) in the case of clause (ii), within two (2) Business Days after the earlier of entry into a definitive agreement relating to such transaction and the consummation of such transaction. Notwithstanding anything to the contrary in this Agreement, if the full Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a), the Company, Company Merger Sub and Company Ltd. shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall the Company Termination Fee be required to be paid on more than one occasion.

(b) If this Agreement is terminated (i) by the Company pursuant to Section 7.1(e) or Section 7.1(i) or (ii) by Parent or the Company pursuant to Section 7.1(b) and at such time the Company could have terminated pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two (2) Business Days after the date of such termination. Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.3(b), from and after such termination and payment of the Parent Termination Fee in full pursuant to and in accordance with this Section 7.3(b), Parent and Parent Merger Sub shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall the Parent Termination Fee be required to be paid on more than one occasion or in addition to any other remedy or damage.

(c) Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee or the Parent Termination Fee is due and payable, for any Liabilities, including the efforts and resources expended and opportunities foregone, while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Company Merger Sub, Company Ltd., Parent, and Parent Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner the Company Termination Fee or the Parent Termination Fee, as applicable, when due pursuant to this Section 7.3, and, in order to obtain the payment, the Company or Parent, as the case may be, commences a Proceeding which results in a final and non-appealable judgment against the other party, for the payment set forth in this Section 7.3, then the Company shall pay or cause to be paid to Parent or Parent shall pay or cause to be paid to the Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Proceeding, together with interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

(e) Subject in all respects to the Company’s right prior to the valid termination of this Agreement to obtain specific performance and equitable relief rights in accordance with Section 8.5, and the reimbursement and indemnification obligations of Parent under Section 5.11(d) and Section 7.3(d), in the event this Agreement is validly terminated pursuant to Section 7.1, (i) none of the Parent Related Parties (other than Parent and the Guarantors (solely to the extent set forth in such Guarantor’s Guarantee)) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (or abandonment or termination thereof) or in respect of any theory of law or equity or in respect of any oral or other representation, warranty or promise alleged to have been made in connection herewith or therewith made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise; (ii) payment of the Parent Termination Fee by Parent, if due, shall be the sole and exclusive monetary damages remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of the Company Related Parties against the Parent Related Parties for any and all Liabilities suffered or incurred as a result of the failure of the transactions to be consummated by this Agreement or for any breach or failure to perform or comply with (in any case, whether willfully, intentionally, knowingly or otherwise) this Agreement, the Commitment Letters, the Guarantees, the failure of the transactions to be consummated or otherwise relating to or arising out of this Agreement, the Commitment Letters, the Guarantees or the transactions contemplated by this Agreement, (iii) upon payment of the Parent Termination Fee, if due, neither Parent nor the Guarantors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (or abandonment or termination thereof) or in respect of any theory of law or equity or in respect of any oral or other representation, warranty or promise alleged to have been made in connection herewith or therewith made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and (iv) subject to clause (i) above, upon payment of the Parent Termination Fee, if due, no Company Related Party shall be entitled to bring or maintain any Proceeding against any Parent Related Party for any and all Liabilities of any kind suffered as a result of the failure of the transactions to be consummated or for any breach or failure to perform or comply with (in any case, whether willfully, intentionally, knowingly or otherwise and including any Willful Breach) this Agreement, the Commitment Letters, the Guarantees or otherwise relating to or arising out of this Agreement, the Commitment Letters, the Guarantees or the transactions contemplated hereby.

(f) Notwithstanding anything to the contrary in this Agreement, each of the Company, Company Ltd., Company Merger Sub, Parent, and Parent Merger Sub acknowledges and agrees:

(i) that in connection with any loss suffered by any Company Related Party as a result of the failure of the transactions to be consummated or for a breach or failure to perform or comply (in any case, whether willfully, intentionally, knowingly or otherwise and including any Willful Breach) hereunder or under any other document executed by any Parent Related Party, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 7.3(b) (which Parent Termination Fee, in furtherance of Section 7.3(c), shall be liquidated damages for any and all Liabilities suffered or incurred by the Company or any Company Related Party in connection with this Agreement and the transactions contemplated hereby (and the abandonment or termination thereof), any other matter forming the basis for such termination or any breach (whether willful, intentional, knowingly or otherwise and including any Willful Breach) of any covenant or agreement or otherwise in respect of this Agreement or any written or oral representations or warranty made or alleged to be made in connection herewith), the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of the Parent Related Parties, if any, shall be limited to an amount equal to (i) the Parent Termination Fee, plus (ii) any expenses payable by Parent under the last sentence of Section 7.3(d), plus (iii) Parent’s indemnification, payment and reimbursement obligations pursuant to the penultimate sentence of Section 5.11(d) (collectively, the “Parent Liability Limitation”), and in no event shall Company or any Company Related Party seek or be entitled to recover from the Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes, any right to seek or recover, any damages in excess of the Parent Liability Limitation (including consequential, indirect or punitive damages). In furtherance of the foregoing, in no event shall any Parent Related Party be required to pay any amount of monetary losses under this Agreement if the Company is entitled to or has received the Parent Termination Fee; and

(ii) the Company acknowledges and agrees, on behalf of itself and the Company Related Parties, that this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Company against, Parent and Parent Merger Sub, and no Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim

(whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Mergers or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Parent Merger Sub or against the Guarantors under the Guarantees (in each case, upon and subject to the terms and conditions hereof and thereof), in no event shall the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages or the Parent Termination Fee from, any other Parent Related Party. None of the Parent Related Parties will have any Liability to the Company, its Subsidiaries or any of the Company Related Parties relating to or arising out of the Mergers or any of the other transactions contemplated by this Agreement; provided, that nothing in this Section 7.3(f) shall limit Parent’s or Parent Merger Sub’s respective express obligations under this Agreement and the applicable Guarantor’s express obligations under its Guarantee (in each case, upon and subject to the terms and conditions hereof and thereof).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive beyond the Effective Time, except for those obligations, covenants and agreements contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that contemplate performance in whole or in part after the Effective Time or otherwise expressly by their terms survive the Effective Time (including Section 5.9).

Section 8.2 Expenses. Except as otherwise provided in this Agreement (including in Section 5.11(d), and Section 7.3), whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, that if the Mergers are not consummated by the End Date and this Agreement is terminated pursuant to Section 7.1(b), Parent shall bear 50% of all filing fees paid to the SEC with respect to, and 50% of all printing and dissemination costs for, the Proxy Statement.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder and the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of Nevada and/or the U.S. District Court for the District of Nevada (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.5 Specific Enforcement.

(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, prior to the termination of this Agreement in accordance with Article VII and subject in all respects to Sections 7.2, 7.3 and this 8.5, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity (except as may be limited by Section 7.3), (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Parent Merger Sub are obligated to consummate the Mergers and the Mergers have not been consummated, Parent and Parent Merger Sub expressly acknowledge and agree that the Company, Company Merger Sub, Company Ltd. and the Company’s stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company, Company Merger Sub, Company Ltd. and the Company’s stockholders, and that the Company on behalf of itself and its stockholders, Company Merger Sub, and Company Ltd. shall be entitled (in addition to any other remedy that may be available whether in law or equity, including monetary damages) to enforce specifically Parent’s and Parent Merger Sub’s obligations to consummate the Mergers. The Company’s, Company Merger Sub’s or Company Ltd.’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company, Company Merger Sub, or Company Ltd. may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company, Company Merger Sub, Company Ltd. and the Company’s stockholders.

(b) Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement, the Company, Company Merger Sub, and Company Ltd. shall not be entitled to seek to enforce specifically Parent’s and Parent Merger Sub’s obligations to consummate the transactions contemplated by this Agreement and, if so desired, to cause the Equity Financing to be funded unless (i) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a breach by Parent or Parent Merger Sub of their representations, warranties, covenants or agreements contained in this Agreement) shall have been satisfied (or be capable of being satisfied at the Closing) or (to the extent permissible under applicable Law) waived, (ii) the full amount of the Debt Financing (or Alternative Financing) has been funded or would be funded at the Closing if the equity financing contemplated by the Equity Commitment Letters (the “Equity Financing”) were funded at the Closing, (iii) the Company has irrevocably confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or Alternative Financing) are funded, then the Company stands ready, willing and able to then consummate the transactions contemplated by this Agreement on such date, (iv) Parent and Parent Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (v) for the avoidance of doubt, this Agreement has not been terminated. For the avoidance of doubt, in no event shall the Company be entitled to obtain specific performance of Parent’s or Parent Merger Sub’s right to cause the Equity Financing to be funded or obligations to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at Closing). For the avoidance of doubt, under no circumstances shall the Company, Company Merger Sub, or Company Ltd. be permitted or entitled to receive both a grant of specific performance or any monetary damages whatsoever, on the one hand, and payment of the Parent Termination Fee, on the other hand. Furthermore, for the avoidance of doubt, this Section 8.5(b) shall not limit the Company’s, Company Merger Sub’s or Company Ltd.’s ability to seek specific performance of Parent’s or Parent Merger Sub’s obligations pursuant to Section 5.11.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS OR THE PERFORMANCE THEREUNDER OR RELATED THERETO).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified, (b) when received when sent by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) by the party to be notified, or (c) when delivered by a courier (with confirmation of delivery), in each case to the party to be notified at the following address:

To Parent or Parent Merger Sub:

c/o DigitalBridge Investments, LLC

750 Park of Commerce Drive, Suite 210

Boca Raton, FL 33487

Attention:   Legal Department

Email:        LegalNoticesIM@digitalbridge.com

and

IFM Investors Pty Ltd

c/o IFM Investors (US) LLC

114 West 47th Street, 19th Floor

New York, NY 10036

Attention: Head of Commercial (Americas)

E-mail: angola.russell@ifminvestors.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, Texas

Attention:   David Lieberman

  Christopher May

Email:         dlieberman@stblaw.com

  cmay@stblaw.com

To the Company, Company Ltd. or Company Merger Sub:

Switch, Inc.

7135 S. Decatur Boulevard

Las Vegas, NV 89118

Attention:   Thomas Morton

  Gabe Nacht

Email:         Thomas@switch.com

  Gabe@switch.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

Attention:   Charles Ruck, Esq.

  Daniel Rees, Esq.

Email:         Charles.Ruck@lw.com

  Daniel.Rees@lw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon set forth in Section 7.3 be construed as an integral provision of this Agreement and that such remedies or limitations shall not be severable in any manner that increases a Person’s liability or obligations.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Voting and Support Agreements, the Rollover and Support Agreements, the Guarantees, the Equity Commitment Letters and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and except as expressly provided in Section 8.13, this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Company Merger Sub, Company Ltd., Parent, and Parent Merger Sub; provided, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything herein to the contrary, any amendment or modification to Section 7.2, Section 7.3(e), Section 7.3(f), Section 8.5, Section 8.6, this Section 8.11, Section 8.13 and Section 8.15 (and the defined terms used in any of the foregoing provisions, to the extent that an amendment of such defined terms would modify the substance of the foregoing provisions) that is materially adverse to any Financing Party shall not be made without the prior written consent of such Financing Party.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Parent Merger Sub, the Company, Company Merger Sub, and Company Ltd. agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that notwithstanding the foregoing, (i) if the Effective Time occurs, then each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon and enforce Section 5.9 and this Section 8.13, (ii) following the Effective Time, each former stockholder of the Company, each former member of Company Ltd. and Company Merger Sub, and each holder of Company Equity Awards as of the Effective Time shall be an express third party beneficiary of and shall be entitled to obtain the Merger Consideration to which it is entitled pursuant to Article II, (iii) each Parent Related Party shall be entitled to the rights set forth in Section 7.3 and (iv) the Financing Parties shall be entitled to the rights set forth in Section 7.2, Section 7.3(c), Section 7.3(f), Section 8.6, Section 8.11, this Section 8.13 and Section 8.15.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” The words “made available to Parent” and words of similar import refer to documents (a) posted to the “Sunshine” data room hosted on Datasite by or on behalf of the Company, Company Merger Sub, and Company Ltd. on or prior to 6:00 p.m. Eastern time on the day immediately prior to the date of this Agreement and continuously available for review by Parent and its Representatives in the data room during such period or (b) disclosed in a Company SEC Document filed and publicly available. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company, Company Merger Sub, and Company Ltd., on behalf of themselves and their respective Subsidiaries, hereby: (a) agree that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agree that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agree not to bring any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agree that service of process upon the Company, Company Merger Sub, Company Ltd. and their respective Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 8.7, (e) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt

Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agree that none of the Financing Parties will have any liability to the Company, Company Merger Sub, Company Ltd. or any of their respective Subsidiaries relating to or arising out of this Agreement or any of the transactions contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise and (h) agree that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.15, and that such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

Section 8.16 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, and which does not restrict the Company from providing access, information or data required to be provided pursuant to this Agreement, including Section 5.3, except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the Acceptable Confidentiality Agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means all Laws, including the Sherman Act of 1980, the Clayton Act Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other domestic or foreign antitrust, competition or merger control Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended, and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health Economic Assistance, Liability and Schools Act and any other U.S., non-U.S., state or local stimulus fund or relief programs or Laws enacted by a Governmental Entity in connection with or in response to COVID-19.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (i) the parties shall have received written notice from CFIUS that it has concluded its review, or, if applicable, investigation, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under the DPA is concluded, (ii) the parties shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a “covered transaction,” or (iii) if CFIUS has sent a report to the President of the United States (“President”) requesting the President’s decision with respect to the transactions contemplated by this Agreement, either (A) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement, or (B) the time permitted under the DPA for the President to take action to suspend or prohibit the transactions contemplated by this Agreement shall have lapsed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Carrier Services” means interstate or international telecommunications services regulated by the FCC under Section 214 of the Communications Act, Section 63.01 of the FCC rules, or Section 63.18 of the FCC Rules.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

“Communications Laws” means (i) the Communications Act, and (ii) the State Telecommunications Laws.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), in each case, (i) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries or (ii) to which the Company or any of its Subsidiaries would reasonably be expected to have any Liability, excluding any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law or any “multiemployer plan” (within the meaning of Section 4001(a) of ERISA).

“Company Book-Entry Securities” means the Company Book-Entry Shares and the Company Book-Entry Ltd. Common Units.

“Company Certificates” means the Company Ltd. Common Unit Certificates and the Company Common Stock Certificates.

“Company Class A Common Stock” means the shares of Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the shares of Class B common stock, par value $0.001 per share, of the Company.

“Company Class C Common Stock” means the shares of Class C common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock, the Company Class B Common Stock and the Company Class C Common Stock.

“Company Common Stock Certificates” means each certificate representing shares of Company Common Stock prior to the Effective Time.

“Company Communications Licenses” means all material Permits issued by the Telecommunications Regulatory Authorities and held by the Company and its Subsidiaries as of the date of this Agreement.

“Company Equity Awards” means each Company Stock Option, each award of Company Restricted Shares, each Company RSU Award and each Company PSU Award.

“Company Equity Plan” means the Company 2017 Incentive Award Plan.

“Company Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Ltd. Common Unit” means a unit of limited liability company interest in Switch, Ltd..

“Company Ltd. Minority Partner” means a holder of Company Ltd. Common Units other than the Company.

“Company Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Company Related Parties” means, collectively, the Company, Company Merger Sub, Company Ltd. and its and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates.

“Company Superior Proposal” means a bona fide written Company Takeover Proposal that if consummated would result in any Person (other than Parent or its Affiliates) owning more than 50% of each class of Company Common Stock that the Company Board or the Special Committee determines in good faith, after consultation with, and taking into account the advice of, the Company’s financial advisors and outside legal counsel, and taking into account such factors as the Company Board or the Special Committee considers to be appropriate, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) made by any Person or group of Persons (other than Parent and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, for any direct or indirect (i) merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving the Company, (ii) tender offer or exchange offer by any Person or group of Persons (other than Parent, Parent Merger Sub, and their respective Affiliates) of more than 20% of the shares of Company Common Stock then issued and outstanding, (iii) acquisition by any Person or group of Persons (other than Parent, Parent Merger Sub, and their respective Affiliates) of more than 20% of the assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board or the Special Committee), revenues or net income of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iv) acquisition by any Person or group of Persons (other than Parent, Parent Merger Sub, and their respective Affiliates) of more than 20% of the shares of Company Common Stock then issued and outstanding, other than the Mergers.

“Company Termination Fee” means a cash amount equal to $260,000,000.

“Company Voting Agreement” means the Voting and Support Agreement, dated as of the date hereof, by and among the Company, Elliott Associates, L.P., and Elliott International, L.P.

“Confidentiality Agreements” means the DigitalBridge Confidentiality Agreement and the IFM Confidentiality Agreement.

“Contract” means any contract, note, bond, mortgage, indenture, license, lease, sublease, license, sublicense, deed of trust, capital lease, agreement or other instrument, obligation or arrangement that is legally binding.

“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Entity, in each case, in connection with or in response to SARS-CoV-2, COVID-19 and any evolutions or mutations thereof.

“Dell Purchase Agreement” means that certain Agreement of Purchase and Sale entered into as of April 22, 2021 by and between Dell Computer Holdings L.P., a Texas limited partnership and Company Ltd., as the same may have been amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“DigitalBridge Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 4, 2022, between the Company and DigitalBridge Acquisitions, LLC.

“Douglas County Bond Agreement” means that certain Bond Purchase Loan Agreement dated as of November 1, 2018, by and between the Development Authority of Douglas County and SUPERNAP Atlanta, LLC, a Georgia limited liability company, as may have been amended, restated, amended and restated, supplemented or otherwise modified from time to time and all ancillary agreements, memoranda, indentures and other documents related thereto.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and all regulations promulgated thereunder including those codified at 31 C.F.R. Parts 800 and 802.

“Environmental Law” means any Law (i) relating to pollution, public or worker health or safety, or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any toxic, hazardous, dangerous or deleterious materials, substances or wastes or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, notice, approval, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Existing Credit Agreement” means the Company’s amended and restated credit agreement (as amended on December 28, 2017, September 17, 2020, and July 29, 2021) with Wells Fargo Bank, National Association, as administrative agent, and certain other lenders party thereto.

“Facilities” means collectively, each of the Company and its Subsidiaries’ owned, leased or operated data centers.

“FCC” means the Federal Communications Commission.

“FCC International License” means the Authorization to provide Global or Limited Global Resold International telecommunications Services, ITC-214-20050816-00325, issued September 2, 2005 by the International Bureau of the FCC.

“Financing Entities” means the entities that have committed to provide the Debt Financing, including the parties committing to provide the Debt Financing pursuant to the Commitment Letter and any joinder agreements or Definitive Debt Financing Agreements relating thereto.

“Financing Parties” means the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided, that none of Parent, Parent Merger Sub, or any of their respective Affiliates shall be a Financing Party.

“Fixed Distribution Tax Rate” means a rate equal to the prevailing highest effective marginal combined federal, state and local tax rate applicable to an individual residing in Los Angeles, California (taking into account the (i) deductibility of any state and local income taxes including limitations on deductibility of expenses and other items of United States federal income tax purposes and (ii) character of the income (e.g., long-term or short-term capital gain or ordinary or exempt)).

“Governmental Entity” means any federal, state, local or foreign or multinational government, any court of competent jurisdiction, legislature, arbitral (public or private), legislative, policy, executive, taxing, regulatory or administrative agency or commission, self-regulatory organization, board, bureau, commission, subdivision or authority, domestic or foreign, or any other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means all substances, materials and wastes defined or regulated as hazardous, toxic, a pollutant or a contaminant (and all other substances, materials and wastes for Liability may be imposed) under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, any hazardous or solid waste, and any toxic, radioactive or hazardous substance, material or agent.

“IFM Confidentiality Agreement” means the Confidentiality Agreement, dated February 9, 2022, between the Company and IFM Investors Pty Ltd.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (iv) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, and (v) all guarantees of such Person of any Indebtedness of any other Person. For purposes of this Agreement, Indebtedness of the Company or any of its Subsidiaries shall include the Existing Credit Agreement and the Senior Notes and shall exclude any intercompany indebtedness between or among the Company and its wholly owned Subsidiaries.

“Infrastructure Agreement” means any infrastructure agreement, conduit lease, dark fiber lease, pathway agreement, utility, or similar agreement affecting the ability to use telecommunications equipment or services at the Company Real Property to which the Company or any Company Subsidiary is a party; provided, however, that “Infrastructure Agreements” shall not include any Company Space Leases, Ground Leases or Company Leases.

“Intellectual Property” means any and all statutory and/or common law rights throughout the world in or arising out of intellectual property, including: (i) patents and patent applications, statutory invention registrations, or similar rights in inventions, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon, (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof, (iii) Internet domain names, (iv) copyrights (including copyrights in software), registrations and applications for registration thereof, and any equivalent rights in works of authorship, and (v) trade secrets and other rights in confidential information that derives independent economic value, actual or potential, from not being known to other Persons.

“Intervening Event” means any Event that (i) is neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences) by the Company Board or the Special Committee as of or prior to the date of this Agreement and (ii) first occurs, arises or becomes known to the Company Board or the Special Committee after the date of this Agreement and prior to obtaining the Company Stockholder Approval; provided, that none of the foregoing shall constitute an Intervening Event: (A) any event, change, effect, condition, development, fact or circumstance (1) relating to any Company Takeover Proposal or (2) resulting from (I) the announcement, pendency and consummation of this Agreement and the transactions contemplated hereby, (II) any actions required to be taken or to be refrained from being taken pursuant to this Agreement or (III) a breach of this Agreement by the Company, Company Merger Sub, or Company Ltd., (B) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (C) any changes after the date hereof in the market price or trading volume of the Company (it being understood however, in each case of subclause (B) and (C), that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred to the extent otherwise qualifying as an Intervening Event).

“knowledge” means (i) with respect to Parent and Parent Merger Sub, the actual knowledge of the individuals listed in Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, Company Merger Sub, and Company Ltd., the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule, after due inquiry of their direct reports.

“Las Vegas GL Properties” means the ownership of: (i) fee title to the properties with commonly known addresses and assessor parcel numbers of (a) 7135 S. Decatur Blvd. Las Vegas, NV 89118 (APN 176-01-801-041), (b) 5225 W. Capovilla Ave., Las Vegas, NV 89118 (APNs 176-01-801-040 and 176-01-801-043); (c) 7380 Lindell Rd. Las Vegas NV 89139 (APN 176-12-513-001), and (d) approximately 38.13 acres located between Jones Blvd, Lindell Rd., Badura Ave., and Roy Horn Way, Las Vegas, NV (APN 176-01-201-020) and all buildings and improvements thereon and all right, title and interest in and to all material easements and other rights appurtenant or ancillary to such properties; and (ii) all leasehold, subleasehold or license right, title and interest vested in Sellers (as defined in the Land Purchase Agreement) as lessor, sublessor or licensor under a lease, sublease or Ground Lease with respect to such properties and any other rights to use or occupy any such land, buildings, structures, improvements, fixtures or other interest in or appurtenant to such property, subject to the terms of the applicable lease, sublease or Ground Lease.

“Leased Real Property” means the Ground Leased Real Property and the Space Leased Real Property.

“Liability” means any and all debts, liabilities, losses, damages, costs, expenses and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any lien, license, hypothecation, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, right of first refusal or offer, option, easement, security interest, deed of trust, right-of-way, encroachment, defect of title, occupancy right, community property interest or other similar restriction, or security interest of any kind or nature.

“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any change, effect, event, condition, fact, circumstance, occurrence or development (an “Event”) that, individually or in the aggregate with all other Events, (i) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, Liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding the impact of (A) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (B) any changes in GAAP or any official interpretation or enforcement thereof, in each case after the date of this Agreement, (C) any changes in Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, including any changes in Laws relating to Taxes, in each case after the date of this Agreement, (D) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (E) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (F) the announcement or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, tenants, ground lessors, lenders, servicers, agents, customers, suppliers, partners or other business relationships), except that the exceptions contained in this clause (F) shall not apply with respect to references to those portions of the representations and warranties contained in Section 3.3 (and in Section 6.3(a) to the extent related to such representations and warranties) the purposes of which are to address the consequences resulting from the execution, delivery and performance by the Company, Company Merger Sub, and Company Ltd. of this Agreement or consummation of the transactions contemplated hereby, (G) weather conditions, acts of God (including storms, earthquakes, tornados, floods or other natural disasters), Covid-19 Measures and pandemics (including SARS-CoV-2 or Covid-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks), (H) any matter set forth in the Company Disclosure Schedule (to the extent set forth in the Company Disclosure Schedule), (I) a decline in the trading price or trading volume of the Company Common Stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries, or the failure to meet any projections, guidance, budgets, forecasts or estimates (provided, that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (J) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or as expressly required by this Agreement (other than Section 5.1(a)), (K) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Mergers, (L) the failure to obtain any approvals or consents from any Governmental Entity in connection with the transactions contemplated by this Agreement (except that such failure shall not apply with respect to references to those portions of the representations and warranties contained in Section 3.3 (and in Section 6.3(a) to the extent related to such representations and warranties)), and (M) any cyberattack on or involving the Company or any of its Subsidiaries; except, with respect to clauses (A), (B), (C), (D), (E), (G) and (M) to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate or (ii) does or would reasonably be expected to prevent or materially delay, interfere with, hinder or impede the ability of the Company, Company Merger Sub, and Company Ltd. to consummate any of the transactions contemplated hereby (including the Mergers or the Financing) in accordance with the terms of this Agreement.

“Material Company Lease” means any lease, sublease or occupancy agreement of real property (other than Ground Leases) under which the Company or any of its Subsidiaries is the tenant or subtenant or serves in a similar capacity and that provides for annual rentals of $10,000,000 or more; provided, that any such lease, sublease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries shall not constitute a Material Company Lease.

“Material Space Lease” means any one or more leases, subleases, licenses or occupancy agreements of a particular real property under which the Company or any Company Subsidiary is the landlord or sub-landlord or serves in a similar capacity, providing for annual rentals of $10,000,000 or more; provided, that any such lease, sublease or occupancy agreement between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries shall not constitute a Material Space Lease.

“Order” means any charge, order, writ, injunction, judgment, decree, determination, directive, stipulation, verdict, ruling, award or settlement, whether civil, criminal or administrative, of or issued by a Governmental Entity.

“Parent Material Adverse Effect” means any Event that does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay, interfere with, hinder or impede the ability of Parent or Parent Merger Sub to consummate any of the transactions contemplated hereby (including the Merger or the Financing) in accordance with the terms of this Agreement.

“Parent Related Parties” means, collectively, Parent, Parent Merger Sub, the Equity Investors, the Guarantors or any of their respective Affiliates or any of its or their respective former, current or future general or limited partners, equity holders, Financing Parties, managers, members, directors, officers or representatives.

“Parent Termination Fee” shall be a cash amount equal to $693,000,000.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, contractor’s, workmen’s, repairmen’s, carrier’s, warehousemen’s, landlord’s or other like Liens, (i) arising in the ordinary course for amounts not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company financial statements in accordance with GAAP (to the extent required by GAAP) or (ii) arising in connection with construction in progress for amounts not yet due and payable, (c) Liens for which title insurance coverage has been obtained pursuant to a title insurance policy issued to the Company or any Company Subsidiary prior to the date hereof, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that, would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (e) Liens securing Indebtedness or liabilities that are reflected in the consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed on or prior to the date hereof or that the Company or any of its Subsidiaries is permitted to enter into pursuant to the terms of Section 5.1 (including the Existing Credit Agreement and the Senior Notes), (f) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (g) (i) rights of tenants under Company Space Leases, as tenants only, and (ii) rights of other parties in possession, in the case of clause (ii), without any right of first refusal, right of first offer or other option to purchase any Company Real Property (or any portion thereof), (h) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, (i) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property or asset affected by the applicable Lien, (j) Liens, rights or obligations created by or resulting from the acts or omission of Parent, Parent Merger Sub, or any of their respective Affiliates and their and their respective Affiliates’ investors, lenders, employees, officers, directors, members, shareholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing, (k) any other non-monetary Liens that, individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation or value of the subject real property or asset and (i) purchase money Liens securing rental payments under capital or equipment lease arrangements or other capital leases entered into in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Physical Network” means the fibers and fiber miles owned or leased by the Company or its Subsidiaries, owned or leased indefeasible rights of use and swaps.

“Proceeding” means any action, cause of action, demand, charge, grievance, citation, suit, claim, hearing, arbitration, investigation, litigation, summons, subpoena, inquiry, request for information or documents, audit, hearing, originating application to a tribunal, arbitration or other proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, in each case, by or before any Governmental Entity.

“REIT” means a “real estate investment trust” within the meaning of Section 856(a) of the Code.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, financing sources, or any investment banker, attorney, accountant, consultant or other authorized agent or representative of such Person.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the European Union, the United Kingdom, the United Nations, or any other applicable jurisdiction, including (i) any Person identified in any list of sanctioned persons maintained by (A) the United States Department of the Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, (B) the European Union or any member state thereof, (C) the United Kingdom, or (D) any committee of the United Nations Security Council, (ii) any Person operating, organized, or resident in a Sanctioned Country, (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), or (iv) any Person otherwise the target of any Sanctions Law.

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country.

“Senior Notes” means the Company’s 3.75% Senior Notes due 2028 and the Company’s 4.125% Senior Notes due 2029.

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries.

“State Telecommunications Laws” means the state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs.

“Subsidiaries” means, with respect to a Person, any corporation, partnership, association, limited liability company, trust or other form of legal entity, whether incorporated or unincorporated, of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies or other similar assessments imposed by a Governmental Entity, including net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar), alternative or add-on minimum, value added or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest, penalty or addition thereto.

“Tax Protection Agreements” means any Contract to which the Company or any of its Subsidiaries is a party pursuant to which: (a) any liability to holders of equity of a Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes (the “Company Partnership Interests”) relating to Taxes may arise and give rise to an indemnity obligation by the Company or any of its Subsidiaries, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (b) in connection with the deferral of income Taxes of a holder of a Company Partnership Interest, the Company or any of its Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections or (iv) only dispose of assets in a particular manner.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of October 5, 2017, by and among the Company, Company Ltd. and the members of Company Ltd. party thereto.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Entity responsible for the administration, collection or imposition of any Tax.

“Telecommunications Regulatory Authorities” means the FCC, the State PUCs and all other Governmental Entities that regulate telecommunications facilities or telecommunications services in the jurisdictions in which the Company and its Subsidiaries have such facilities or conduct business as of the date of this Agreement.

“Transfer Right” means, with respect to the Company or any Subsidiary of the Company, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary could be required to purchase or sell the applicable equity interests of any Person or any real property.

“Valid Right” means a right of ownership, use or occupancy arising under fee title, a leasehold interest, an easement (including arising under a statute or other applicable Law), a Permit, a license, an indefeasible right to use, a colocation right, a co-occupancy right, a conduit right, a pole attachment right, a regeneration site right, an interconnection right or other similar right.

“Willful Breach” means, with respect to a party, any willful or intentional breach, action or omission by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement where the breaching party knows such action or omission would constitute a material breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SWITCH, INC.

By:	/s/ Gabe Nacht
Name: Gabe Nacht
Title: Chief Financial Officer

SWITCH, LTD.

By: Switch, Inc., its Sole Manager

By:	/s/ Gabe Nacht
Name: Gabe Nacht
Title: Chief Financial Officer

SUNSHINE MERGER SUB, LTD.

By: Switch, Inc., its Sole Manager

By:	/s/ Thomas Morton
Name: Thomas Morton
Title: President, Chief Legal Officer and Secretary

[Signature Page to the Agreement and Plan of Merger]

SUNSHINE BIDCO INC.

By:	/s/ Jon Mauck
	Name:	Jon Mauck
	Title:	Chief Executive Officer

By:	/s/ Adrian Croft
	Name:	Adrian Croft
	Title:	Vice President

SUNSHINE PARENT MERGER SUB INC.

By:	/s/ Jon Mauck
	Name:	Jon Mauck
	Title:	President

By:	/s/ Adrian Croft
	Name:	Adrian Croft
	Title:	Vice President

[Signature Page to the Agreement and Plan of Merger]